EXHIBIT 10.1

EXECUTION COPY

SECOND AMENDMENT AGREEMENT

TO THE

DISTRIBUTION AGREEMENT

by and among

CENTOCOR ORTHO BIOTECH INC.,

CNA DEVELOPMENT LLC,

CILAG GMBH INTERNATIONAL,

JANSSEN BIOLOGICS (IRELAND)

and

SCHERING-PLOUGH (IRELAND) COMPANY

Dated as of April 14, 2011

.
TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		2
1.1.	Definitions.	2
1.2.	Interpretation.	10

ARTICLE II RELINQUISHED TERRITORIES		11
2.1.	Transfer of Relinquished Territories.	11
2.2.	Transition Services and Related Arrangements.	13
2.3.	Third Party Promotion Arrangements.	18
2.4.	Transferred Assets.	20
2.5.	Excluded Assets.	26
2.6.	Liabilities.	27
2.7.	Cash Payment.	27
2.8.	Sale and Purchase of Inventory; True-Up.	28
2.9.	Non-Assignable Assets.	31

ARTICLE III CONTRIBUTION INCOME AND PRODUCT DEVELOPMENT COSTS		31
3.1.	Specific References to Canada.	31
3.2.	Allocation of Product Supply.	31
3.3.	Selection of Clinical Study Sites.	31
3.4.	Division of Contribution Income.	31
3.5.	Allocation of Contribution Income for Relinquished Territories.	32
3.6.	Allocation of Product Development Costs.	32

ARTICLE IV ADDITIONAL COVENANTS OF THE PARTIES		33
4.1.	Continued Commercialization of the Products.	33
4.2.	Non-Exclusive Rights of Centocor .	35
4.3.	Notices of Certain Events.	35
4.4.	Regulatory Filings; Required Information; Efforts.	36
4.5.	Other Regulatory Matters.	37
4.6.	Coordination of Personnel .	37
4.7.	Sales Representative Matters in the Relinquished Territories.	38
4.8.	Non-Compete.	39
4.9.	Non-Solicitation of Employees.	40
4.10.	Certain Acknowledgements.	40
4.11.	Marketing Authorizations for Manufacturing.	40
4.12.	Public Announcements.	41
4.13.	Confidentiality .	41
4.14.	Transfer of Certain Funds Received after the Termination Time.	42
4.15.	Transitional Trademark License .	42
4.16.	Employee Matters.	43
4.17.	Parallel Imports.	47
4.18.	Notices and Cure Period.	47

ARTICLE V SETTLEMENT AND RELEASES		47
5.1.	Settlement of Arbitration Proceeding.	47
5.2.	Mutual Releases.	48

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARTIES		49
6.1.	Representations of Schering-Plough.	49
6.2.	Representations of Centocor.	52
6.3.	Schering-Plough Disclosure Schedule.	52
6.4.	Disclaimer.	53

ARTICLE VII INDEMNIFICATION		54
7.1.	Indemnification by Centocor.	54
7.2.	Indemnification by Schering-Plough.	54
7.3.	Procedures.	55
7.4.	Settlement of Claims.	55
7.5.	Survival.	55
7.6.	Limitation of Liability.	56
7.7.	Limitations.	56
7.8.	Exclusive Remedies Following the Termination Time.	56

ARTICLE VIII MISCELLANEOUS		57
8.1.	Effect of Second Amendment.	57
8.2.	Expenses.	57
8.3.	Notices.	57
8.4.	Entire Agreement.	58
8.5.	Severability.	58
8.6.	Amendment.	58
8.7.	Effect of Waiver or Consent.	59
8.8.	Parties in Interest; Limitation on Rights of Others.	59
8.9.	Assignability.	59
8.10.	Delegation of Rights by Centocor.	59
8.11.	Governing Law; Dispute Resolution.	59
8.12.	Specific Performance.	60
8.13.	Remedies.	60
8.14.	Reliance on Counsel and Other Advisors.	60
8.15.	Joinder.	60
8.16.	Counterparts.	61

EXHIBITS

Exhibit A                                Arbitration Settlement Notice

Exhibit B                                Form of Joint Press Release

Exhibit C                                Other Material Relinquished Territories

Exhibit D                                Retained Territories

Exhibit E                                Relinquished Territories

SCHEDULES

Schedule 1.1(a)                    Inventory Purchase Price

Schedule 1.1(b)                    Saleable Inventory Shelf Life

Schedule 1.1(c)                     Price for Simponi Demo Units

Schedule 2.1(b)                     Required Antitrust Authorizations

Schedule 2.1(c)                     Transition Teams

Schedule 2.2(d)(i)                 Term Sheet for Transition Manufacturing Services

Schedule 4.1(b)(vi)               Simponi Launch Territories

Schedule 4.6                          Coordination Efforts

Schedule 4.6(e)                      Pre-Launch Activities

Schedule 6.1(j)                       Schering-Plough Disclosure Schedule

SECOND AMENDMENT AGREEMENT

This SECOND AMENDMENT AGREEMENT, dated as of April 14, 2011, is made by and among Centocor Ortho Biotech Inc., a corporation organized under the laws of Pennsylvania (“Centocor”), formerly Centocor, Inc., CNA Development, LLC, a limited liability company organized under the laws of Delaware (“CNA Development”), Cilag GmbH International, a company organized under the laws of Switzerland (“Cilag”) and Janssen Biologics (Ireland), a company organized under the laws of Ireland (“Janssen”, and collectively with Centocor, CNA Development and Cilag, the “Centocor Parties”), and Schering-Plough (Ireland) Company, a corporation organized under the laws of Ireland (“Schering-Plough”).  Each of the Centocor Parties and Schering-Plough is referred to individually as a “Party” and collectively as the “Parties”.  All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Distribution Agreement (as defined below).

RECITALS

WHEREAS, Centocor and Schering-Plough entered into that certain Distribution Agreement, made as of April 3, 1998 (the “Initial Distribution Agreement”), which was subsequently amended and supplemented by agreements entered into by such parties, including that certain Amendment No. 1 to Distribution Agreement, dated as of August 7, 2002 (“Amendment No. 1”), and the Amendment Agreement, dated as of December 20, 2007, by and between Centocor, CNA Development and Schering-Plough (the “Amendment Agreement,” and together with the Initial Distribution Agreement, Amendment No. 1, and all other amendments and supplements thereto entered into from time to time prior to the date hereof, the “Distribution Agreement”);

WHEREAS, pursuant to the terms of the Distribution Agreement, Centocor, CNA Development and Schering-Plough and their respective Affiliates have been developing, commercializing, promoting, collaborating and distributing the Products in the Territory and sharing the profits arising from the same in the manner set forth in Section 6.2 of the Distribution Agreement;

WHEREAS, on May 27, 2009, Centocor delivered to Schering-Plough a notice initiating an arbitration proceeding pursuant to the terms of the Distribution Agreement in order to resolve certain disputes between certain of the Centocor Parties, on the one hand, and Schering-Plough and its parent company, Schering-Plough Corporation, on the other hand, under the Distribution Agreement, including whether Centocor was entitled to exercise its right to terminate the Distribution Agreement (the “Arbitration Proceeding”);

WHEREAS, prior to the date of this Agreement, the Parties have engaged in good faith discussions to resolve the claims and counterclaims brought as part of the Arbitration Proceeding by amending, among other things, the profit sharing arrangements under the Distribution Agreement to reflect the contributions of the Parties going forward and, in particular, that Schering-Plough would no longer be contributing to the servicing of the Relinquished Territories after the expiration of a transition services period; and

WHEREAS, as a result of their negotiations and subject to the terms of this Agreement, the Parties wish to fully and finally resolve any and all claims and counterclaims brought as part of the Arbitration Proceeding.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.           Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“1998 License Agreement” has the meaning set forth in Section 2.1(a)(i).

“2007 License Agreement” has the meaning set forth in Section 2.1(a)(i).

“Acceptable Additional Transition Services” has the meaning set forth in Section 2.2(e).

“Additional Transition Services” has the meaning set forth in Section 2.2(e).

“Agreement” means this Second Amendment Agreement, as it may be amended or supplemented from time to time.

“Amendment Agreement” has the meaning set forth in the Recitals.

“Ancillary Documents” means the documents, agreements, exhibits, schedules, statements or certificates being executed and delivered in connection with this Agreement and the Transactions.

“Arbitration Proceeding” has the meaning set forth in the Recitals.

“Arbitration Settlement Notice” has the meaning set forth in Section 5.1(a).

“Asset Lists” has the meaning set forth in Section 2.4(c).

“Assumed Liabilities” has the meaning set forth in Section 2.6..

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required by law to close.

“Canadian Employee” has the meaning set forth in Section 4.16(b).

“Centocor” has the meaning set forth in the Preamble.

“Centocor Benefit Plan” has the meaning set forth in Section 4.16(c).

“Centocor Indemnitees” has the meaning set forth in Section 7.2.

“Centocor Parties” has the meaning set forth in the Preamble.

“Centocor Relevant Person” has the meaning set forth in Section 6.2(a).

“Cilag” has the meaning set forth in the Preamble.

“Claim Notice” has the meaning set forth in Section 2.2(b)(ii).

“CNA Development” has the meaning set forth in the Preamble.

“Commingled Asset List” has the meaning set forth in Section 2.4(d)(i).

“Commingled Asset Termination Date” means the date that is two hundred and seventy (270) days after the Termination Time, provided that, with respect to Centocor’s and its Affiliate’s access to Commingled Assets, if in a Relinquished Territory (a) Centocor’s continued ability to use or access a Commingled Asset would be necessary in order that patients continue to be able to receive access to the Products or (b) Centocor’s inability to use or access a Commingled Asset would disrupt or impair such patient access to Products, then Centocor would continue to have access to such Commingled Asset until the earlier of the life of the asset or such time as other reasonable arrangements have been made.

“Commingled Assets” has the meaning set forth in Section 2.4(d)(iii).

“Commercialize” means to import, market, promote, distribute, sell or obtain reimbursement for a product.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of equity interests), made directly or indirectly by Schering-Plough or an Affiliate to or for the benefit of such Person or any family member of such Person.

“Contractual Rights” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation, asset or right of such Person is subject or bound.

“Cost” means, with respect to each Elected Transition Service or Interim Commercialization Service to be provided by Schering-Plough or its Affiliates or designees to any of the Centocor Parties or their Affiliates pursuant to any of the Transaction Agreements, the fully-loaded direct cost of providing such service, including (a) the applicable fully-loaded direct cost of Product Sales Representatives (including all Compensation), if any, (b) the costs and expenses of third party contracts or licenses (whether or not existing on the date hereof) utilized to provide such Elected Transition Service or Interim Commercialization Service, (c) the costs and expenses of any services provided with respect to any infusion center in Canada and (d) the costs and expenses of any Health and Regulatory Activities, as calculated on a basis consistent with how such costs and expenses had previously been reported in Contribution Income prior to the Termination Time, to the extent such costs and expenses had been so previously reported (and for the avoidance of doubt, the Parties acknowledge and agree that third party contracts and licenses had not previously been reported with respect to each of the foregoing).

“Cost Plus” means, with respect to each Elected Transition Service or Interim Commercialization Service provided by Schering-Plough or its Affiliates or designees to any of the Centocor Parties or their Affiliates pursuant to any of the Transaction Agreements, an amount equal to the sum of (a) the Cost of such Elected Transition Service or Interim Commercialization Service, as applicable, plus (b) an amount equal to (i) the Cost of such Elected Transition Service or Interim Commercialization Service, as applicable, multiplied by (ii) fifteen percent (15%).

“Current Commercialization Services” means, with respect to a Relinquished Territory, those services and activities, other than Transition Manufacturing Services, utilized or performed by Schering-Plough or its Affiliates to Commercialize a Product in such Relinquished Territory at any time between January 1, 2011 and the Termination Time.  For purposes of clarity, (a) if a service or activity is utilized or performed by Schering-Plough or its Affiliates with respect to a Product in a Relinquished Territory between January 1, 2011 and the Termination Time, then such service or activity, as applicable, shall be deemed to be a Current Commercialization Service for both Products in such Relinquished Territory and shall be available to Centocor as an Elected Transition Service for both Products in such Relinquished Territory under Section 2.2 and, (b) if a service or activity is unique to the “launch” of a product, then with respect to Simponi, Current Commercialization Services shall be deemed to include those services and activities utilized or performed by Schering-Plough or its Affiliates to “launch” Simponi in other countries of the Territory at any time before the Termination Time, and such service or activity shall be available to Centocor as an Elected Transition Service for Simponi under Section 2.2.

“Designated Employee” has the meaning set forth in Section 4.16(a).

“Diligent Efforts” means, with respect to the efforts to be expended by a Party with respect to the objective that is the subject of such efforts, those reasonable, good faith efforts to accomplish such objective as such Party would customarily use to accomplish a similar objective under similar circumstances in which such Party were the beneficiary of such efforts or objective.  With respect to any Current Commercialization Activity or any other activity that constitutes Commercialization of a Product, Schering-Plough will be deemed to have exercised Diligent Efforts to the extent Schering-Plough has performed (or caused to be performed on Schering-Plough’s behalf) such activity in substantially the same manner and with at least substantially the same level of resources and efforts as Schering-Plough and its Affiliates use to Commercialize the Products in the Relinquished Territories between January 1, 2011 and the date hereof as the exclusive distributor under the Distribution Agreement, including in accordance with Sections 2.1 and 2.2 of the Initial Distribution Agreement; provided, however, that with respect to “launch” of Simponi in a Relinquished Territory, Schering-Plough will be deemed to have exercised Diligent Efforts to the extent Schering-Plough has performed (or caused to be performed on Schering-Plough’s behalf) such activities in substantially the same manner and with at least substantially the same level of resources and efforts as Schering-Plough or its Affiliates used to launch Simponi in comparable countries in the Territory prior to the date hereof.  Notwithstanding the foregoing and for the avoidance of doubt, (a) to the extent the performance by a Party or its Affiliate of any of its obligations hereunder is hindered, delayed or adversely affected by the acts or omissions of any other Party or such other Party’s Affiliates in connection with its performance of any of its obligations hereunder or under any of the other Transaction Agreements, such first Party shall not be deemed to have failed to use Diligent Efforts in performing its obligations hereunder or thereunder, (b) subject to Schering-Plough’s obligations under Sections 2.2(c)(ii)(C) and 4.7(b)(i), the termination of employment by or of any individuals shall not be taken into account in determining whether Schering-Plough has utilized Diligent Efforts and, (c) for the purposes of this definition, performance of Schering-Plough’s obligations hereunder by a third party in accordance with Section 2.2(c)(ii)(G) shall be deemed to be performance of such obligations by Schering-Plough.

“Disclosure Schedule Date” has the meaning set forth in Section 6.1.

“Disputed Inventory Item” has the meaning set forth in Section 2.8(d)(i).

“Distribution Agreement” has the meaning set forth in the Recitals.

“Elected Transition Services” has the meaning set forth in Section 2.2(a).

“Encumbrance” means any lien, security interest, pledge, hypothecation, charge, mortgage or other similar encumbrance.

“Enjoined Territory” has the meaning set forth in Section 3.5.

“Excluded Assets” has the meaning set forth in Section 2.5(a).

“Excluded Contract” has the meaning set forth in Section 2.5(b).

“Exclusion Notice” has the meaning set forth in Section 2.5(b).

“Expanded Cost Plus” means, with respect to each Elected Transition Service or Interim Commercialization Service provided by Schering-Plough or its Affiliates or designees to any of the Centocor Parties or their Affiliates pursuant to any of the Transaction Agreements, an amount equal to the sum of (a) the Cost of such Elected Transition Service or Interim Commercialization Service, as applicable, plus (b) an amount equal to (i) the Cost of such Elected Transition Service or Interim Commercialization Service, as applicable, multiplied by (ii) twenty-five percent (25%).

“Foreign Antitrust Laws” means the applicable antitrust, competition or other similar Laws of jurisdictions other than the United States.

“Governmental Authority” means any nation or government, any foreign or domestic national, supranational, federal, state, provincial, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Person or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any tribunal or court and any arbitrator or mediator or any supranational organization of sovereign states.

“Health and Regulatory Activities” means, collectively, all activities relating to regulatory affairs, medical affairs (e.g., CSLs/MSLs), CME/CHE, patient advocacy and infusion or patient support, strategic account management, government affairs (including pricing and reimbursement), health economic outcomes research, managed care (including public and private payers) and training.

“Indemnifiable Losses” has the meaning set forth in Section 7.1.

“Initial Distribution Agreement” has the meaning set forth in the Recitals.

“Initial Transition Services Notice” has the meaning set forth in Section  2.2(a).

“Injunction” has the meaning set forth in Section 2.1(b).

“Intellectual Property” means all rights, title and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a) patents, copyrights, mask work rights, and trade secrets, ;

(b) trademarks, service marks, and trade dress, and the goodwill associated therewith;

(c) domain names;

(d) any and all registrations, applications, recordings, common-law rights and statutory rights relating to any of the foregoing; and

(e) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Commercialization Services” has the meaning set forth in Section 2.3(c).

“Inventory Arbitration Notice” has the meaning set forth in Section 2.8(d)(ii).

“Inventory Dispute Notice” has the meaning set forth in Section 2.8(d)(i).

“Inventory Price Estimate” has the meaning set forth in Section 2.8(a).

“Inventory Purchase Price” means, (a) with respect to each item of Remicade Transferred Inventory held for sale or use by Schering-Plough or any of its Affiliates in any of the applicable Relinquished Territories, an amount equal to the amount set forth on Schedule 1.1(a), plus applicable taxes, such as VAT, to the extent owed (but excluding income taxes), and (b) with respect to each item of Simponi Transferred Inventory held for sale or use by Schering-Plough or any of its Affiliates in any of the applicable Relinquished Territories, an amount equal to the amount set forth on Schedule 1.1(a), plus applicable taxes, such as VAT, to the extent owed (but excluding income taxes).

“Inventory Referee” has the meaning set forth in Section 2.8(d)(ii).

“Janssen” has the meaning set forth in the Preamble.

“Knowledge” means, with respect to Schering-Plough, the actual knowledge, on a country-by-country basis, of the Locally Responsible Person, after reasonable inquiry of individuals employed by Schering-Plough and its Affiliates who are reasonably likely to have information regarding the matter in question; provided, however, that, with respect to Knowledge of the matters described in Section 4.7, inquiry of the Product Sales Representatives (which, for purposes of clarity, does not include sales management personnel) is not required.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Legal Restraint” has the meaning set forth in Section 2.3(a).

“Litigation” has the meaning set forth in Section 4.3.

“Locally Responsible Person” means, with respect to each Relinquished Territory, the business unit director or other person responsible for the overall Commercialization of the Products in such Relinquished Territory.

“Mandated Canadian Employee” has the meaning set forth in Section 4.16(b).

“Marketing Authorizations” means, with respect to any country of the Relinquished Territories, governmental authorizations with respect to Commercialization of a Product, including all filed or issued (a) health registrations, marketing authorizations, centralized registrations, labeling approvals and any other technical, medical, scientific, customs or business licenses, authorizations or approvals for the Commercialization of a Product within such country, including import licenses, and (b) pricing and reimbursement approvals, where applicable, in each case ((a) and (b)), together with any amendments or supplements to any of the foregoing.

“Marketing Services” means any marketing activities used in connection with the Commercialization of the Products in a Relinquished Territory; provided that Health and Regulatory Activities shall not be included within the term “Marketing Services.”

“Material Contract” has the meaning set forth in Section 2.4(c)(iii).

“Material Relinquished Territories” means the Principal Territories and the other ten (10) Relinquished Territories listed on Exhibit C.

“Non-Consented Asset” has the meaning set forth in Section 2.4(f).

“Order” means any judgment, order, writ, injunction, decision, assessment, ruling, decree or award of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its assets or properties under applicable Law.

“Other Territories” means, collectively, all of the Relinquished Territories, excluding the Principal Territories.

“Party” has the meaning set forth in the Preamble.

“Permitted Encumbrance” means any (a) statutory Encumbrance in respect of taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or Encumbrance in respect of taxes not yet due and payable or (b) mechanics’, carriers’, workmen’s, repairmen’s or other like statutory Encumbrances arising or incurred in the ordinary course of business.

“Permitted Solicitation Period” has the meaning set forth in Section 4.16(a).

“Person” means any individual, person, entity, Governmental Authority, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and, when the context so permits, the successors and assigns of such Person.

“Principal Territories” means, collectively, Canada, Brazil, Mexico, and Australia.

“Product Sales Representative” means a sales representative trained on any Product and employed or otherwise engaged by Schering-Plough or any of its Affiliates in the applicable Relinquished Territory.

“Product Sales Representative Report” has the meaning set forth in Section 4.7(a).

“Product Sample” means any item of a Product held by Schering-Plough or its Affiliates for use as a sample for Commercializing any of the Products in a Relinquished Territory.

“Proposed Final Inventory Schedule” has the meaning set forth in Section 2.8(c).

“Regulatory Delay” has the meaning set forth in Section 2.3(a).

“Related Agreements” has the meaning set forth in Section 8.1.

“Released Claims” has the meaning set forth in Section 5.2(a).

“Releasees” has the meaning set forth in Section 5.2(a).

“Releasing Party” has the meaning set forth in Section 5.2(a).

“Relinquished Territories” means all of the countries and territories of the world included in the Territory as originally defined in the Initial Distribution Agreement, other than the Retained Territories.  The Relinquished Territories include those countries and territories set forth on Exhibit E.

“Remicade Supply Agreement” means the Remicade Manufacture and Supply Agreement, by and between Centocor and Schering-Plough, dated September 15, 1999, as it may have been, or may be, amended or supplemented from time to time.

“Restricted Employee” means, with respect to any Party, any individual that is employed by such Party or any Affiliate of such Party whose employment relates primarily to the sale, marketing, advertising, promotion or distribution of any of the Products in the Relinquished Territories, including any Transferred Employee.

“Residual Information” has the meaning set forth in Section 4.13.

“Retained Facilities” has the meaning set forth in Section 2.5(a).

“Retained Territories” means all of the countries and territories set forth on Exhibit D.

“Saleable” means, with respect to any item of finished Product inventory (including Product Samples) held for sale or use in any Relinquished Territory, that such item has, as of the Termination Time, a remaining shelf life of no less than the period set forth on Schedule 1.1(b) with respect to such Relinquished Territory and that it is reasonably likely that such item could be sold or, in the case of Product Samples, used, by a third party in the ordinary course of business, consistent with past practice.

“Schering-Plough” has the meaning set forth in the Preamble.

“Schering-Plough Benefit Plan” has the meaning set forth in Section 4.16(e).

“Schering-Plough Indemnitees” has the meaning set forth in Section 7.1.

“Schering Relevant Person” has the meaning set forth in Section 6.19(a).

“Selling Services” means personal promotion of the Products, including detailing, by Product Sales Representatives.

“Severance Benefits” has the meaning set forth in Section 4.16(f).

“Simponi Demo Unit” means a plastic mold of an auto-injector device for the Simponi Product (excluding the pre-filled syringe part), which is used for demonstration purposes.

“Simponi Supply Agreement” means the Golimumab Manufacture and Supply Agreement, by and between Centocor Biologics and Schering-Plough, dated September 15, 1999, as it may have been, or may be, amended or supplemented from time to time.

 “Single-Territory Study” means a clinical study being conducted by or on behalf of Schering-Plough or any of its Affiliates as of the date of this Agreement in any one or more of the Relinquished Territories, solely for the benefit of such Relinquished Territories.

“Termination Time” means 11:59 p.m., New York City time, on June 30, 2011.

“Third Party Claim” has the meaning set forth in Section 7.3.

“Third Party Promotion Agreement” has the meaning set forth in Section 2.3(a).

“Transaction Agreements” means this Agreement and the Ancillary Documents.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transferred Assets” has the meaning set forth in Section 2.4(a).

“Transferred Books and Records” has the meaning set forth in Section 2.4(a)(v).

“Transferred Contracts” has the meaning set forth in Section 2.4(a)(iii).

“Transferred Employee” has the meaning set forth in Section 4.16(b).

“Transferred Intellectual Property” has the meaning set forth in Section 2.4(a)(ii).

“Transferred Inventory” has the meaning set forth in Section 2.4(a)(iv).

“Transferred Marketing Authorizations” has the meaning set forth in Section 2.4(a)(i).

“Transition Agreements” means, collectively, the Transition Services Agreement, the Transition Manufacturing Agreement and any Third Party Promotion Agreements.

“Transition Manufacturing Agreement” has the meaning set forth in Section 2.2(d)(i)

“Transition Manufacturing Services” has the meaning set forth in Section 2.2(d)(i)

“Transition Services Agreement” has the meaning set forth in Section 2.2(c)(i).

“Transition Services Notice” has the meaning set forth in Section 2.2(a).

 “Transition Team” has the meaning set forth in Section 2.1(c).

1.2.   Interpretation.

(a)   Construction.  Unless the context otherwise requires, as used in this Agreement (i) “or” is used in its inclusive sense, as represented by the phrase “and/or,” (ii) “including” and its variants mean “including, without limitation” and its variants, (iii) words defined in the singular have the parallel meaning in the plural and vice versa, (iv) the terms “Article,” “Section,” “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement, (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a fact, circumstance, condition, subject or theory extends and such phrase shall not mean “if,”(vi) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (vii) the words “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement as an entirety and not to any particular provision and (viii) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.

(b)   Captions.  The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

(c)   No Presumption.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted.

ARTICLE II

RELINQUISHED TERRITORIES

2.1.          Transfer of Relinquished Territories.

(a)   Termination of Certain Schering-Plough Rights and Obligations.

(i)   At the Termination Time, all of Schering-Plough’s rights and obligations under the Distribution Agreement, the License Agreement dated April 3, 1998 (a copy of which is attached to the Distribution Agreement as Appendix L) (the “1998 License Agreement”) and the License Agreement dated December 20, 2007 (a copy of which is attached to the Amendment Agreement as Appendix C) (the “2007 License Agreement”), solely in each case with respect to the Relinquished Territories, shall, subject to the terms and conditions of this Agreement and, except as set forth herein or in any Ancillary Document, terminate without any further required actions of the Parties; provided, however, that (A) those sections of the Distribution Agreement that, pursuant to the Distribution Agreement, would survive termination of the Distribution Agreement (other than Sections 8.3(b) through 8.3(d) of the Initial Distribution Agreement) shall survive the Termination Time with respect to the Relinquished Territories and (B) Section 5.6 of the Initial Distribution Agreement shall survive the Termination Time with respect to Products sold in the Relinquished Territories prior to the Termination Time.  As of the Termination Time, Centocor hereby grants Schering-Plough a royalty-free, non-exclusive right to Commercialize the Products in the Relinquished Territories solely to the extent necessary for Schering-Plough to perform its obligations under this Agreement, including, for the avoidance of doubt, under any necessary (1) intellectual property rights of Centocor or its Affiliates, and (2) intellectual property rights of third parties previously licensed to Centocor under the 1998 License Agreement or the 2007 License Agreement.  In order to implement such termination, the Distribution Agreement is hereby amended, effective as of the Termination Time, such that (x) the terms “Retained Territories” and “Relinquished Territories,” each as defined herein, are hereby added to Article I of the Initial Distribution Agreement and (y) Section 1.16 of the Initial Distribution Agreement is hereby deleted and replaced, as of the Termination Time, with the following provision:

“Territory” means the Retained Territories.

(ii)   Except as otherwise expressly set forth herein or in any Transition Services Agreement, Transition Manufacturing Agreement or other Ancillary Document, Centocor shall assume full responsibility (at its own expense) for the manufacture and Commercialization of the Products in the Relinquished Territories from and after the Termination Time.  The Parties acknowledge and agree that their mutual objective and intent is to effect a smooth and efficient transfer of the Commercialization of the Products in the Relinquished Territories from Schering-Plough to Centocor, as further described in this Agreement, and in a manner that (A) does not adversely impact the availability of the Products for patients, the customer and prescriber relationships, the Marketing Authorization status of the Products and the other aspects of the Commercialization activities and (B) does not materially adversely impact the sales levels of the Products, in each case ((A) and (B)) in the Relinquished Territories.  The statement in the prior sentence is intended solely as an expression of the Parties’ mutual goals in entering into this Agreement and no Party or any of its Affiliates may assert a claim against any other Party or its Affiliates based upon the prior sentence.

(b)   Certain Limitations on Transfer.  Notwithstanding any other provision of this Agreement, the termination pursuant to Section 2.1(a) and the transfer of the Transferred Assets, in each case with respect to any of the Relinquished Territories, shall be subject, on a country-by-country basis, to (i) there being no Law (whether temporary, preliminary or permanent) (each, an “Injunction”) enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction that is pending and that prevents or prohibits consummation of any such termination or transfer of any Transferred Assets (and each of the Parties agrees pursuant to Section 4.4(c) to use its Diligent Efforts, to seek to cause any such Injunction to be vacated or lifted), with the reasonable out-of-pocket costs and expenses of such efforts to be paid by Centocor, and (ii) all consents and authorizations of Governmental Authorities set forth under the applicable Relinquished Territory on Schedule 2.1(b) that are required to consummate, in accordance with this Agreement, a termination with respect to such Relinquished Territory and a transfer of the Transferred Assets with respect to such Relinquished Territory pursuant to any applicable Law (including any Foreign Antitrust Law) having been obtained or the termination or expiration of any applicable waiting period thereunder having occurred.  If a condition or event described in clause (i) or (ii) above permanently prevents or prohibits consummation of any such termination pursuant to Section 2.1(a) or the transfer of any Transferred Assets pursuant to Section 2.4, the Parties shall meet to negotiate in good faith an economic adjustment to this Agreement that appropriately reflects the economic impact of such condition or event on the Centocor Parties.

(c)   Transition Teams.  Each of Schering-Plough and Centocor shall, and hereby does, establish a transition team (each, a “Transition Team”), which shall have overall responsibility for (i) monitoring and overseeing such Party’s activities relating to the transfer of the Commercialization of the Products in the Relinquished Territories from Schering-Plough to Centocor, and (ii) communicating and coordinating with the other Party’s Transition Team regarding each Party’s activities, including discussing any delays, problems or other issues with the transfer and any ways and means to resolve such issues and most effectively implement the transfer.  The names of the initial members of the Transition Teams are set forth on Schedule 2.1(c).  The Schering-Plough Transition Team will include employees who have significant knowledge of and experience with the Commercialization of the Products in the Relinquished Territories, and both Transition Teams will include employees who have a sufficient level of authority within his or her organization to be able to facilitate decisions and actions by such Party.  Each Party may from time to time add or replace members of its Transition Team, so long as any new members meet the criteria described in the prior sentence.  The Transition Teams will meet together at least weekly until December 31, 2011, or more frequently if reasonably requested by either Party, and thereafter as reasonably requested by either Party, but no less often than monthly, until all Elected Transition Services are completed, and then from time to time as reasonably requested by a Party as long as Interim Commercialization Services are being performed.  The Transition Teams will meet at mutually agreeable times and locations or by telephone or video conference.  Sub-teams or individual members of each Transition Team may also meet or communicate directly on an ad hoc basis, as needed or desirable.   Neither Transition Team will have the authority to amend this Agreement or to amend or enter into any Ancillary Documents on behalf of either Party.

2.2.   Transition Services and Related Arrangements.

(a)   Election Notice.  Within thirty (30) days from the date of this Agreement, Centocor shall deliver to Schering-Plough a written notice (the “Initial Transition Services Notice”) identifying (i) any of the Relinquished Territories for which Centocor desires Schering-Plough to provide transition services following the Termination Time and (ii) which of the Current Commercialization Services and which of the Additional Transition Services, if any, Centocor desires for each such Relinquished Territory (such Current Commercialization Services and such Additional Transition Services that are Acceptable Additional Transition Services, the “Elected Transition Services”).  Centocor may update the Initial Transition Services Notice from time to time prior to June 15, 2011 to (A) remove any Relinquished Territory from such notice or (B) modify which Current Commercialization Services (or, with the consent of Schering-Plough, which Acceptable Additional Transition Services) it desires in one or more of the Relinquished Territories.  At any time prior to June 15, 2011, Centocor may also deliver a written notice to Schering-Plough (1) requesting to add one or more Relinquished Territories to the Initial Transition Services Notice and (2) specifying which of the Current Commercialization Services Centocor desires for each additional Relinquished Territory, in which event Schering-Plough will consider in good faith whether it is able to provide such Current Commercialization Services in any such additional Relinquished Territories, but will not be obligated to provide Current Commercialization Services in any such proposed additional Relinquished Territories unless it has agreed to do so pursuant to the foregoing.  The Initial Transition Services Notice, as it may be updated from time to time in accordance with this Section 2.2(a), is referred to as the “Transition Services Notice.”  Notwithstanding the foregoing or any other provision of this Agreement, Centocor may not elect, and Schering-Plough shall have no obligation to provide, Selling Services or Marketing Services in Canada.

(b)   Transition Services Periods; Notices of Transition Services Claims.

(i)   Transition Services Periods.  If Centocor delivers a Transition Services Notice with respect to any of the Principal Territories (other than Canada), Schering-Plough or its designated Affiliate shall provide to Centocor Selling Services and Marketing Services in the applicable Principal Territory for up to sixty (60) days following the Termination Time.  If Centocor delivers a Transition Services Notice with respect to any of the Other Territories (with respect to all Elected Transition Services) and the Principal Territories (solely with respect to Elected Transition Services that are not Selling Services or Marketing Services), Schering-Plough or its designated Affiliate shall provide to Centocor such Elected Transition Services for up to ninety (90) days following the Termination Time; provided, however, that, following such initial ninety (90)-day period, Centocor will have up to two (2) additional ninety (90)-day extension periods with respect to each applicable Relinquished Territory, each extension period to be elected by Centocor by delivery of written notice thereof to Schering-Plough at least thirty (30) days prior to the expiration of the then-applicable transition services period.  Notwithstanding the first sentence of this Section 2.2(b)(i), if a Regulatory Delay occurs in any Principal Territory and Centocor has complied with its obligations under Sections 4.4(c) and 4.5(a) with respect to such Principal Territory, Schering-Plough will extend the period it provides Selling Services and Marketing Services to Centocor in such Principal Territory by an additional sixty (60) days beyond the initial sixty (60)-day period described in the first sentence of this Section 2.2(b)(i).

(ii)   Notices of Transition Services Claims.  At the time Centocor delivers any notice of Elected Transition Services extension pursuant to Section 2.2(b)(i), it shall also provide Schering-Plough with a written notice, in reasonable detail, of any and all claims that Centocor believes in good faith exist at the time concerning any Elected Transition Services with respect to the then current Elected Transition Services period (a “Claim Notice”).  Notwithstanding any other provision of this Agreement, Centocor may not bring any claim for indemnification pursuant to Section 7.2(c) or 7.2(d) with respect to matters it had knowledge of (or should have reasonably have had knowledge of) for any periods covered by a Claim Notice, except to the extent set forth in a Claim Notice.

(c)   Transition Services Arrangements.

(i)   Transition Services Agreement.  During the forty-five (45)-day period following the receipt of the Initial Transition Services Notice, Centocor and Schering-Plough shall negotiate in good faith to enter into a mutually acceptable transition services agreement (the “Transition Services Agreement”) pursuant to which Schering-Plough and Centocor would mutually agree on the terms and conditions pursuant to which Schering-Plough or its Affiliates would provide the Elected Transition Services.  Such agreement shall provide for such Current Commercialization Services to be performed using Diligent Efforts, except as otherwise expressly set forth in the Transition Services Agreement.  Such agreement shall provide for the payment by Centocor to Schering-Plough in accordance with Section 2.2(c)(ii)(F).  In addition, the Transition Services Agreement will include the other terms set forth below in Section 2.2(c)(ii) and may include any other terms mutually agreed between Schering-Plough and Centocor.  Notwithstanding the foregoing, Schering-Plough shall not be obligated to provide any Selling Services or Marketing Services to Centocor or any of its Affiliates in Canada at any time, or in any of the Principal Territories following the expiration of the initial 60-day transition services period for such Principal Territories (as such period may be extended for up to sixty (60) days pursuant to Section 2.2(b)(i)).

(ii)   Interim Transition Services Arrangements.  In the event the Parties have not entered into the Transition Services Agreement at or before the Termination Time, Schering-Plough or its designated Affiliates will, until the Transition Services Agreement is executed (or, if earlier, the expiration date of the final extension period for Elected Transition Services under Section 2.2(b)(i) or the date Centocor notifies Schering-Plough that such services are no longer desired in each of the Relinquished Territories included in the Transition Services Notice, provide all Elected Transition Services requested by Centocor pursuant to Section 2.2(a).  The following principles shall apply to any such interim arrangements:

(A)
Neither Schering-Plough nor any of its Affiliates will have any obligation to provide any services with respect to a Relinquished Territory other than Current Commercialization Services with respect to such Relinquished Territory.  For the avoidance of doubt, Schering-Plough shall have no obligation to provide (1) any services in any Relinquished Territory where it does not have a Marketing Authorization with respect thereto on the date hereof or (2) any Selling Services in any Relinquished Territory where it does not have employees providing Selling Services on the date hereof; provided, however, that if Selling Services are provided in a Relinquished Territory by a third party pursuant to a Transferred Contract or a Contractual Right that is a Commingled Asset, Schering-Plough will be obligated to provide as an Elected Transition Service the administrative services necessary to manage such contractual arrangement if so requested by Centocor.

(B)
Schering-Plough will continue to provide Compensation to all sales personnel in such Relinquished Territories in a manner consistent with past practice, including with respect to commissions and other incentive compensation in respect of the Products, subject to those changes required by changes in Schering-Plough’s and its Affiliates’ (1) general compensation plans and policies that do not specifically relate to the Products and (2) actions in the Relinquished Territories, not specifically related to the Products, to harmonize Compensation of employees among Schering-Plough and its Affiliates.

(C)
Schering-Plough will have no obligation to replace any Product Sales Representatives that voluntarily terminate their employment or other engagement with Schering-Plough or any of its Affiliates or that are terminated for cause (as defined under Schering-Plough’s employment policies or employment contracts as of the date hereof); provided, however, that (1) Schering-Plough and its Affiliates shall not (x) terminate without cause any Product Sales Representative in such Relinquished Territories, or (y) prior to October 1, 2011, re-assign any Product Sales Representative in such Relinquished Territories or permit any Product Sales Representative in such Relinquished Territories to transfer to an open position, and (2) Schering-Plough and its Affiliates may re-assign or allow the transfer to an open position by any Product Sales Representative in any Relinquished Territory after October 1, 2011 as long as, with respect to any Relinquished Territory for which Selling Services are then being provided, Schering-Plough uses Diligent Efforts to replace such re-assigned or transferred Product Sales Representative with another Product Sales Representative of reasonably comparable ability.

(D)
Schering-Plough shall not be obligated to provide any Selling Services or Marketing Services to Centocor or any of its Affiliates in Canada at any time, or in any of the Principal Territories following the expiration of the initial sixty (60)-day transition services period for such Principal Territories (as such period may be extended for up to sixty (60) days pursuant to Section 2.2(b)(i)).

(E)
Schering-Plough will use Diligent Efforts to perform all Elected Transition Services (that are set forth in the Transition Services Notice) that are Current Commercialization Services, except as otherwise expressly set forth in this Section 2.2(c)(ii).  Schering-Plough will use Diligent Efforts to perform any Acceptable Additional Transition Services that it has agreed to provide pursuant to Section 2.2(e).

(F)
Centocor will pay to Schering-Plough an amount equal to (1) the aggregate Cost Plus for all Elected Transition Services provided by Schering-Plough during the two hundred and seventy (270)-day period after the Termination Time and (2) the aggregate Expanded Cost Plus for all Elected Transition Services provided by Schering-Plough after the expiration of the two hundred and seventy (270)-day period following the Termination Time.  No later than thirty (30) days after each calendar quarter, Schering-Plough will submit a written invoice to Centocor for the amounts payable by Centocor under this Section 2.2(c)(ii), including reasonable substantiation therefor, and Centocor will pay such invoice no later than thirty (30) days thereafter.  Centocor will have the right to review and inspect Schering-Plough’s books and records relating to services provided under this Section 2.2(c)(ii) on the same terms and conditions as set forth in Section 6.4 of the Initial Distribution Agreement (provided, however, that Centocor’s exercise of its right under this paragraph will not constitute an inspection under such Section 6.4 for purposes of the limitation therein on the number of inspections available per calendar year).

(G)
With respect to the performance of any of the Elected Transition Services in a Relinquished Territory, Schering-Plough may use an Affiliate or, solely to the extent that doing so would be consistent with the exercise of Diligent Efforts (which shall not be deemed unmet solely due to the fact that a third party was not previously used by Schering-Plough or any of its Affiliates) to Commercialize the applicable Product in such Relinquished Territory, a third party to perform its obligations in connection therewith.  Notwithstanding the foregoing, Schering-Plough shall not subcontract or otherwise use a third party (which for this purpose shall not include individuals) to satisfy its obligations to perform Selling Services in a Material Relinquished Territory without the prior written consent of Centocor, which consent shall not be (1) unreasonably withheld, delayed or conditioned or (2) necessary to obtain with respect to third parties being utilized by Schering-Plough or its Affiliates for such services as of the date hereof. Schering-Plough shall ensure that each of its Affiliates and permitted subcontractors and designees complies with all of the applicable terms and conditions of this Agreement or the Transition Services Agreement, as the case may be, as if such Affiliate or permitted subcontractor or designee were a party to this Agreement or the Transition Services Agreement, as applicable, and Schering-Plough shall remain fully responsible for the performance of its Affiliates and permitted subcontractors and designees under this Agreement and the Transition Services Agreement.

(d)   Manufacturing Services.

(i)   Transition Manufacturing Agreement.  Schering-Plough and Centocor shall negotiate in good faith during the forty-five (45)-day period following the date hereof to enter into a manufacturing and supply agreement, which will be subject to the terms set forth on Schedule 2.2(d)(i) (a “Transition Manufacturing Agreement”), and one or more quality agreements, as appropriate, pursuant to which Schering-Plough would provide to Centocor fill and finish services (including lyophilization) for the Remicade Product (the “Transition Manufacturing Services”) for sale or use in the Relinquished Territories.  The Transition Manufacturing Agreement would specify other rights and obligations of each of the Parties with respect thereto and may include any other terms, in each case as mutually agreed between Schering-Plough and Centocor.  Notwithstanding any other provision of this Agreement, neither Schering-Plough nor any of its Affiliates shall have any obligation to perform any Transition Manufacturing Services for a particular Relinquished Territory that such Person does not perform for such Relinquished Territory as of the date hereof.

(ii)   Interim Manufacturing Services Arrangements.  In the event the Parties do not enter into a Transition Manufacturing Agreement at or before the Termination Time, Schering-Plough (directly or through its Affiliates) will provide Transition Manufacturing Services requested by Centocor, until a definitive Transition Manufacturing Agreement is executed, according to the terms set forth on Schedule 2.2(d)(i).

(e)   Additional Transition Services.  In the event Centocor requests, pursuant to Section 2.2(a), any services in addition to Current Commercialization Services that are reasonably needed by Centocor to support the Commercialization of the Products in one or more Relinquished Territories during the applicable transition period set forth in Section 2.2(b)(i) (the “Additional Transition Services”), Schering-Plough shall consider such request in good faith, but Schering-Plough shall have no obligation to provide any such Additional Transition Services and any decision with respect thereto shall be in its sole and absolute discretion (any such additional services that Schering-Plough agrees to provide to Centocor or its Affiliates pursuant to this clause, the “Acceptable Additional Transition Services”).

2.3.          Third Party Promotion Arrangements.

(a)   Third Party Promotion Agreement.  If, in any Relinquished Territories (whether or not included on the Transition Services Notice), all Marketing Authorizations necessary for Centocor or its Affiliates to Commercialize the Products in such Relinquished Territories are not obtained by Centocor or its Affiliates by the Termination Time (a “Regulatory Delay”), then the Parties will work together in good faith to enter into a promotion agreement (in the form of a distribution, agency or other arrangement) (a “Third Party Promotion Agreement”) that would permit Centocor or its Affiliates the exclusive right to Commercialize the Products in the applicable Relinquished Territories from and after the Termination Time.  In addition, at any time after the date of this Agreement and before a Regulatory Delay occurs, Centocor may request that the Parties enter into a Third Party Promotion Agreement for any Relinquished Territory.  If Centocor makes such a request, the Parties will work together in good faith to enter into a Third Party Promotion Agreement for such Relinquished Territory, to be effective as of the Termination Time.  Any Third Party Promotion Agreement will (i) not require Centocor to pay to Schering-Plough any fees or other consideration, (ii) provide that Centocor reimburses Schering-Plough for reasonable out-of-pocket costs and expenses it incurs and (iii) provide that Centocor indemnify and hold harmless the Schering-Plough Indemnitees from and against any losses, costs, claims, obligations or expenses (including reasonable attorney’s fees) arising out of, resulting from or based upon the acts or omissions of Centocor, its Affiliates or designees under the Third Party Promotion Agreement, except to the extent such losses, costs, claims, obligations or expenses arise out of, result from or are based upon the negligence, gross negligence, willful misconduct or illegal acts of or breach of this Agreement or any other Transaction Agreement by Schering-Plough or any Schering-Plough Indemnitee.  Notwithstanding any other provision of this Agreement, the Parties shall not enter into, or seek to enter into, any Third Party Promotion Agreement if such agreement or the arrangements contemplated thereby would, or would be reasonably likely to, (A) violate or conflict with applicable Law or (B) require Schering-Plough or its Affiliates to obtain any material consents or licenses from any Governmental Authority (any of the events in clause (A) or (B), a “Legal Restraint”); provided, however, that Schering-Plough shall use Diligent Efforts to obtain any such consents or licenses described in clause (B), and Centocor shall bear the reasonable out-of pocket costs and expenses of Schering-Plough and its Affiliates associated therewith.

(b)   Interim Third Party Promotion Arrangements.  In the event a Regulatory Delay occurs in any Relinquished Territory and the Parties have not entered into a Third Party Promotion Agreement for such Relinquished Territory, the following provisions will apply from the Termination Date until such Third Party Promotion Agreement is executed:

(i)   Schering-Plough shall, and hereby does, appoint Centocor or its designee to be Schering-Plough’s exclusive distributor and selling agent of the Products in the applicable Relinquished Territory, which appointment shall not require Centocor to pay to Schering-Plough any fees or other consideration;

(ii)   Schering-Plough or its Affiliate shall continue to perform all importation and quality functions with respect to the Product unless (A) prohibited by applicable Law or (B) pursuant to applicable Law, Centocor or its Affiliates can perform such functions.  In the event Schering-Plough or its Affiliates perform such functions Centocor shall pay to Schering-Plough or such Affiliate an amount equal to Cost Plus for all such functions provided; and

(iii)   all of the provisions applicable to a Third Party Promotion Agreement (as described in Section 2.3(a)) shall be applicable to such arrangements.

(c)   Continued Distribution Obligations.  If any distribution arrangement contemplated by Section 2.3(a) or 2.3(b) in the applicable Relinquished Territory cannot be effected due to a Legal Restraint, then from the Termination Time until December 31, 2012, (i) Schering-Plough will use Diligent Efforts to Commercialize the Products in such Relinquished Territory as if it continued to be the exclusive distributor under the Distribution Agreement for such Relinquished Territory, including in accordance with Sections 2.1 and 2.2 of the Distribution Agreement (the “Interim Commercialization Services”), (ii) Centocor will pay Schering-Plough an amount equal to (A) the aggregate Cost Plus of the Interim Commercialization Services provided during the two hundred and seventy (270)-day period after the Termination Time and (B) the aggregate Expanded Cost Plus of the Interim Commercialization Services provided after the expiration of the two hundred and seventy (270)-day period following the Termination Time and (iii) Centocor will be entitled to one hundred percent (100%) of the Contribution Income that would be payable to Centocor and Schering-Plough under the Distribution Agreement (as if such Relinquished Territory continued to be subject to the Contribution Income provisions of the Distribution Agreement) attributable to, or in respect of, the Commercialization of the Products in such Relinquished Territory after the Termination Time (and Schering-Plough shall remit any such amounts to Centocor to the extent received by Schering-Plough).  In the event that on December 31, 2012, Centocor desires Schering-Plough to continue Schering-Plough’s role as the exclusive distributor under the Distribution Agreement, Centocor and Schering-Plough will work in good faith to enter into an arrangement reasonably acceptable to each of them with respect to a reasonable period after December 31, 2012.  For the avoidance of doubt, and notwithstanding any provision of the Distribution Agreement to the contrary, (A) such Relinquished Territory and the amounts attributable thereto as set forth above shall be excluded from the Contribution Income statement which aggregates the Contribution Income calculation with respect to the territories designated herein as Retained Territories, and (B) to the extent Schering-Plough is reimbursed for a Cost pursuant to clause (ii) of this Section 2.3(c) or any other provision hereof, Schering-Plough shall not also be entitled to reduce the amount calculated as Contribution Income by such Cost.

(d)   Other Provisions.

(i)   If an Affiliate of Schering-Plough holds the Marketing Authorizations for the relevant Relinquished Territory, the provisions of this Section 2.3 shall apply to such Affiliate to the same extent as they apply to Schering-Plough.

(ii)   Notwithstanding any other provision of this Agreement, if any distribution arrangements contemplated by Section 2.3(a) or 2.3(b) are in effect, neither Schering-Plough nor any of its Affiliates shall have any obligation to provide Selling Services or Marketing Services to Centocor or it Affiliates in any Relinquished Territory in which such distribution arrangements are in effect.

2.4.   Transferred Assets.

(a)   Scope of Transferred Assets. Subject to the terms and conditions set forth in this Agreement (including Sections 2.4(f) and 2.9), at the Termination Time, Schering-Plough shall transfer and assign (or cause to be transferred and assigned) to Centocor or any other Person designated by Centocor and, at the Termination Time, Centocor or any such other Person shall accept transfer and assignment of, and assume all the Assumed Liabilities in respect of, all right, title and interest of Schering-Plough or any Affiliate of Schering-Plough in and to the following assets and rights (collectively, the “Transferred Assets”):

(i)   all Marketing Authorizations held by Schering-Plough or any of its Affiliates for the Commercialization of each indication of each Product in the Relinquished Territories, but only to the extent transferrable under applicable Law by Schering-Plough or any of its Affiliates (collectively, the “Transferred Marketing Authorizations”): provided, however, that the transfer of Schering-Plough’s and its Affiliates’ right, title and interest in and to such Marketing Authorizations (A) does not constitute a license or other right for Centocor to make or have made any products using any proprietary manufacturing know-how of Schering-Plough or any of its Affiliates that is described in such Marketing Authorizations and (B) shall not be construed to impose any limitation on Schering-Plough and its Affiliates with respect to such manufacturing know-how;

(ii)   all Intellectual Property owned or controlled by Schering-Plough or any of its Affiliates and used or held for use solely in connection with the Commercialization of Products in a Relinquished Territory, including the REMICADE® BAC dashboard software application and the following trademarks only in the Relinquished Territories: REMICADE, REMICARE, SIMPONI, BioAdvance® , BioAdvance® Network, BioAdvance® Coordinator and BioAdvance® Access Financial Assistance Program (collectively, the “Transferred Intellectual Property”); provided that, for the avoidance of doubt, Transferred Intellectual Property shall not include any trademark, service mark, domain name, or other designation of origin that incorporates Schering-Plough or any other corporate name, corporate mark, house mark, or corporate logo of Schering-Plough or any of its Affiliates, whether standing alone or as any portion of any other name, mark, logo, or domain name;

(iii)   all Contractual Rights (“Transferred Contracts”)  then in effect that are:

(A)   with respect to Contractual Rights where any counterparty thereto is a Governmental Authority, used or held for use by Schering-Plough or any of its Affiliates, but only to the extent such Contractual Right relates to the Commercialization of Products in a Relinquished Territory; and

(B)   with respect to all Contractual Rights other than those described in clause (A) above, used or held for use by Schering-Plough or any of its Affiliates solely in connection with the Commercialization of Products in a Relinquished Territory, including all (1) Contractual Rights of Schering-Plough and its Affiliates with respect to the infusion centers for the Products in Canada, (2) clinical study agreements relating to each of the Single-Territory Studies where the counterparty thereto is an investigator, institution, sponsor-investigator, clinical research organization or other vendor and (3) consulting contracts with any health care provider in a Relinquished Territory, which consulting contracts relate solely to the Products and solely to a Relinquished Territory;

(iv)   (A) all Saleable finished goods inventory of Products held for sale (as of the Termination Time) in a Relinquished Territory, wherever located, and (B) all Product Samples held for use (as of the Termination Time) in a Relinquished Territory (collectively, the “Transferred Inventory”);

(v)   all business, financial, manufacturing, technical or regulatory records, standard operating procedures (other than manufacturing standard operating procedures), correspondence, lists (including all customer, distributor, supplier and mailing lists), drawings, notebooks, specifications, creative materials, marketing plans, reports, patient registries, databases, advertising, marketing and promotional materials and other books and records whether written or electronically stored or however otherwise recorded, maintained or stored (including in each case, subject to Section  4.13, all originals and copies thereof and all rights in and to the information contained therein), in each case that were generated solely or are used or held for use solely with respect to the Commercialization of Products in the Relinquished Territories (collectively, the “Transferred Books and Records”); and

(vi)   all other assets and rights of Schering-Plough and its Affiliates of whatever kind and nature, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of Schering-Plough and its Affiliates, other than real property, that are used or held for use solely in connection with the Commercialization of Products in the Relinquished Territories, including any infusion chairs, medications and supplies, IV poles, entertainment equipment or other similar items used in connection with the BioAdvance® program or any program for a Product that is similar to such program.

(b)   Due Diligence.  Centocor may reasonably request, before and after the Termination Time, but only until December 31, 2011, information with respect to the Products, their Commercialization in the Relinquished Territories and the Transferred Assets.  Schering-Plough acknowledges and agrees that Centocor’s requests will be reasonable if they are consistent with requests customarily made in the context of a due diligence investigation of a business to be acquired.  Schering-Plough shall (i) provide such requested information as promptly as practicable after request to the extent Schering-Plough has control over such information and (ii) use Diligent Efforts to provide any other requested information.  Further, Schering-Plough will permit Centocor and its agents and consultants (including Deloitte) to have access (at reasonable times and upon reasonable notice) to all relevant employees of Schering-Plough or its Affiliates and to all of the Transferred Assets and to make copies as Centocor may reasonably request.

(c)   Asset List.

(i)   Delivery of Asset Lists.  Schering-Plough shall deliver to Centocor written lists (collectively, the “Asset Lists”), on a Relinquished Territory-by-Relinquished Territory basis, of the Transferred Assets as follows:

(A)   within thirty (30) days after the date hereof, a true, complete and accurate list of all Marketing Authorizations held by Schering-Plough or any of its Affiliates for the Commercialization of each indication of each Product in the Relinquished Territories (including the status thereof and whether Schering-Plough, an Affiliate or a third party (which for this purpose shall not include individuals) is performing Selling Services in the Relinquished Territory to which such Transferred Marketing Authorization relates);

(B)   within thirty (30) days after the date hereof, a true, complete and accurate list of all Transferred Intellectual Property;

(C)   within forty-five (45) days after the date hereof, a true, complete and accurate list of all Material Contracts applicable to the Material Relinquished Territories;

(D)   within forty-five (45) days after the date hereof, a true, complete and accurate list of all Transferred Contracts, other than those to be listed pursuant to Section 2.4(c)(i)(C), that Schering-Plough has determined, using Diligent Efforts, are material to the Commercialization of the Products in a Relinquished Territory;

(E)   within sixty (60) days after the date hereof, a true, complete and accurate list of all Transferred Inventory with respect to the Material Relinquished Territories, (including, as of a recent date, a good faith estimate of the details of such Transferred Inventory by item, location, quantity, expiration date, lot number and Inventory Purchase Price);

(F)   within forty-five (45) days after the date hereof, on a Relinquished Territory-by-Relinquished Territory basis, a true, complete and accurate list of all Transferred Books and Records that the Locally Responsible Person in each Relinquished Territory reasonably believes exist in his or her Relinquished Territory; and

(G)   within forty-five (45) days after the date hereof, on a Relinquished Territory-by-Relinquished Territory basis, a true, complete and accurate list of all Transferred Assets that are described in Section 2.4(a)(vi) that the Locally Responsible Person in each Relinquished Territory reasonably believes exist in his or her Relinquished Territory.

(ii)   Updates to Asset Lists; Copies of Transferred Contracts.  If Schering-Plough has Knowledge prior to October 1, 2011 that an Asset List omits an item that should have been included in such list pursuant to Section 2.4(c)(i)(D) or 2.4(c)(i)(F), Schering-Plough shall promptly offer an updated or supplemental Asset List to Centocor containing such item(s).  At the time it provides an Asset List (or any updated or supplemental Asset List), Schering-Plough shall provide therewith a true, correct and complete copy of any Transferred Contracts or Marketing Authorizations listed thereon.  After provision of an Asset List, Schering-Plough shall be obligated, until November 1, 2011, to provide such additional due diligence information with respect to each item listed thereon as Centocor may request as soon as reasonably practicable and in any event within fifteen (15) days of Centocor’s request therefor.

(iii)   Material Contract Definition.  For the purposes of this Section 2.4(c), “Material Contract” means any Transferred Contract used or held for use in connection with the Commercialization of any Product in any Material Relinquished Territory that:

(A)   involves anticipated payments in calendar year 2011 (1) by Schering-Plough or its Affiliates of more than $50,000 or (2) to Schering-Plough or its Affiliates of more than $100,000;

(B)   contains covenants that in any way purport to (1) restrict any business activity of Schering-Plough or its Affiliates (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) or (2) limit the freedom of Schering-Plough or its Affiliates to engage in any line of business or compete with any Person;

(C)   grants any right or option to any party to Commercialize a product of Schering-Plough or its Affiliates (other than the Products);

(D)   contains any obligation of Schering-Plough or its Affiliates to make any payments to any infusion center or health care provider;

(E)   concerns or consists of a partnership, limited liability company, joint venture or similar agreement;

(F)   has a Governmental Authority as a counter-party thereto; or

(G)   any Locally Responsible Person reasonably believes is material to the Commercialization of the Products in his or her Relinquished Territory.

(d)   Commingled Assets.

(i)   Commingled Asset Lists.  Within forty-five (45) days after the date of this Agreement, Schering-Plough shall, (A) with respect to the Material Relinquished Territories, deliver to Centocor a true, complete and accurate written list, on a country-by-country basis, of all Commingled Assets in the Material Relinquished Territories and, (B) with respect to all other countries of the Relinquished Territories, use Diligent Efforts to identify and list all Commingled Assets in all such countries that are material to the Commercialization of a Product in such country (such list, the “Commingled Asset List”).  If Schering-Plough has Knowledge prior to October 1, 2011 of an asset that should have been included in the Commingled Asset List but that was inadvertently omitted, it shall promptly update or supplement the Commingled Asset List to include such item.

(ii)   Use of Commingled Assets.  With respect to each Commingled Asset, Schering-Plough shall, and shall cause its Affiliates to, to the extent permitted by applicable Law or Contractual Right or Marketing Authorization, make such asset available until the Commingled Asset Termination Date for use by Centocor and its Affiliates in connection with their Commercialization of the Products in the Relinquished Territories, at no cost or expense to Centocor or any of its Affiliates, with the exception of (A) the discharge of any liabilities or obligations to third parties required for the use of such asset to the extent arising out of the use of such asset for the benefit of Centocor or any of its Affiliates and (B) any indemnifications by Centocor pursuant to ARTICLE VII with respect to such Commingled Assets.

(iii)   Definition of Commingled Assets.  For the purposes of this Agreement, “Commingled Assets” means all assets and rights of Schering-Plough and its Affiliates of whatever kind and nature, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of Schering-Plough and its Affiliates that are not included within the Transferred Assets but are nevertheless used by Schering-Plough in connection with Commercialization of the Products in a Relinquished Territory.  For the avoidance of doubt, cold storage equipment owned or controlled by Schering-Plough or any of its Affiliates shall not be a Commingled Asset or a Transferred Asset but shall be an Elected Transition Service if so requested by Centocor pursuant to the provisions of Section 2.2(a).

(e)   Customer Lists; Certain Books and Records; Access.

(i)   Customer Lists.  Notwithstanding any other provision of this Agreement, lists maintained by Schering-Plough or its Affiliates of actual and potential customers for and prescribers of the Products in the Relinquished Territories, and any similar lists and documents maintained by Schering-Plough, copies of which are capable of being used by Centocor without consent of any third party, shall be treated as follows: (A) if a list solely includes customers for and prescribers solely of the Products in the Relinquished Territories, then it shall be included in the Transferred Assets;  (B) if a list includes customers for and prescribers of the Products in the Relinquished Territories who are also customers for products (other than the Products) of Schering-Plough or its Affiliates in the Relinquished Territories, then Schering-Plough shall provide to Centocor a copy of the list of such customers and prescribers and the list shall be a Commingled Asset which Centocor may use without any time limit or other restriction; and (C) Schering-Plough shall have no obligation to transfer, and Centocor shall have no rights with respect to, any list of customers in the Relinquished Territories that are not customers or prescribers of the Products in the Relinquished Territories.

(ii)   Retention of Copies.  Notwithstanding Section 2.4(a)(v), Schering-Plough and its Affiliates may retain copies of any Transferred Books and Records containing tender information provided to any Governmental Authority, sales or other financial information, and may use such copies and the information contained therein for any reasonable business purpose relating to the period prior to the Termination Time, including for financial or tax reporting, audit purposes, regulatory compliance or litigation.

(iii)   Access to Transferred Books and Records.  From and after the Termination Time, upon reasonable notice, and except as may otherwise be prohibited by applicable Law, each Centocor Party shall, and shall cause its Affiliates to, afford the representatives of Schering-Plough and its Affiliates such reasonable access, during normal business hours, to the Transferred Books and Records and, during such period, each Centocor Party shall, and shall cause its Affiliates to, furnish promptly to Schering-Plough’s and its Affiliates’ representatives such information concerning, and copies of, the Transferred Books and Records as Schering-Plough may reasonably request for any reasonable business purpose relating to the period prior to the Termination Time, including for financial or tax reporting, audit purposes, regulatory compliance or litigation.  In order to assure the availability to Schering-Plough of the foregoing, each Centocor Party agrees not to, and shall cause its Affiliates not to, dispose of or destroy any of the Transferred Books and Records for six (6) years after the Termination Time without providing Schering-Plough with reasonable advance notice and an opportunity to obtain copies thereof.  Schering-Plough shall bear the reasonable out-of-pocket costs and expenses of Centocor’s compliance with this Section 2.4(e)(iii).

(f)   Consents.  Schering-Plough shall, and shall cause its Affiliates to, use, prior to the Termination Time and thereafter until March 31, 2012, Diligent Efforts to obtain, and Centocor shall, and shall cause its Affiliates to, use Diligent Efforts to assist and cooperate with Schering-Plough and its Affiliates in connection therewith, all necessary consents to the assignment and transfer of any Transferred Asset that is not assignable or transferable without the consent of any Person, other than Schering-Plough, Centocor or any of their respective Affiliates (any such Transferred Asset, a “Non-Consented Asset”), it being understood that to the extent the foregoing shall require any action by Schering-Plough or any of its Affiliates that would, or would continue to, affect a Product in a Relinquished Territory, such action shall require the prior written consent of Centocor (not to be unreasonably withheld, delayed or conditioned).  Further, with respect to any such Transferred Asset, after the Termination Time and until the requisite consent is obtained and the foregoing is transferred and assigned to Centocor or an Affiliate (without regard to the March 31, 2012 date set forth in the first sentence of this Section 2.4(f)), Schering-Plough shall (or shall cause its Affiliates to) provide to Centocor or its Affiliates, at no cost or expense, the benefits thereof (or substantially comparable benefits) and shall enforce, at Centocor’s cost and expense, at the request of and for the account of Centocor or its Affiliate, any rights of Schering-Plough or its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Centocor.  If Centocor or its Affiliate is provided with benefits of any such Transferred Asset, then to the extent permitted by applicable Law and the terms of any applicable Contractual Right or Marketing Authorization, Centocor shall, or shall cause its Affiliate to, perform, at the request of Schering-Plough or its Affiliate, as applicable, the obligations of Schering-Plough or its Affiliate thereunder.  Notwithstanding the foregoing provisions of this Section 2.4(f), neither Schering-Plough nor any of its Affiliates shall have any obligation, in connection with the matters set forth in this Section 2.4(f), to make any payment to any third party, in connection therewith, unless reimbursed by Centocor.  In the event any such payment is required by a third party, Schering-Plough shall promptly notify Centocor thereof.  Schering-Plough shall discuss and consult with Centocor regarding any request by any such third party for such payment and will, to the extent not prohibited under the applicable Contractual Right or Marketing Authorization, permit Centocor to negotiate directly with such third party regarding such payment.  Centocor shall retain full discretion and authority over the decision to make, and the final terms of, any such payment to any such third party, and over the form of any corresponding consent.

(g)   Assignment and Transfer.  Prior to, but effective as of, the Termination Time, Centocor and its applicable Affiliates and Schering-Plough and its applicable Affiliates shall each execute and deliver to each other an instrument of assignment and assumption and such other conveyancing instruments as Centocor or Schering-Plough may reasonably request to effect the transfer to Centocor or its designated Affiliate of the Transferred Assets and the assumption by Centocor of the Assumed Liabilities with respect thereto.  Schering-Plough shall, and shall cause its Affiliates to, deliver to Centocor and its Affiliates, or otherwise put Centocor and its Affiliates in physical possession of, all of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) (i) at the Termination Time, with respect to the Transferred Inventory, at a location determined in accordance with Section  2.8(e), (ii) at the Termination Time, with respect to copies of Transferred Marketing Authorizations, Transferred Contracts and Transferred Books and Records, at a physical or electronic data room as may be reasonably determined by Centocor, (iii) at the Termination Time, with respect to any physical embodiments of or filings related to Transferred Intellectual Property and any Transferred Assets that are described in Section 2.4(a)(vi), at one or more physical locations as may be reasonably determined by Centocor, and, (iv) within ten (10) Business Days after the Termination Time, originals and all physical copies of Transferred Marketing Authorizations, Transferred Contracts and Transferred Books and Records (to the extent such originals and physical copies were not provided in accordance with (ii) above) at one or more physical locations as may be reasonably determined by Centocor.  Notwithstanding the foregoing, Schering-Plough is not obligated pursuant to the prior sentence to deliver originals or copies of Transferred Books and Records that are not stored in electronic form and that relate to periods prior to January 1, 2009 to the extent such Transferred Books and Records are not readily available (e.g., are stored off-site in file archives); upon Centocor’s request at any time after the Termination Time until December 31, 2012, Schering-Plough will use Diligent Efforts to locate and provide to Centocor any of such pre-January 1, 2009 Transferred Books and Records as soon as reasonably practicable.  Centocor shall bear the reasonable out-of-pocket costs and expenses of the transfers and deliveries contemplated by this Section 2.4(g).

2.5.          Excluded Assets.

(a)   Scope of Excluded Assets.  For the avoidance of doubt, each of the Centocor Parties acknowledges and agrees that Schering-Plough is not transferring, assigning or delivering to the Centocor Parties any right, title or interest in, to or under, any of the Excluded Assets, and the Excluded Assets shall remain the property of Schering-Plough or its Affiliates, as applicable.  For purposes of this Agreement, “Excluded Assets” means (i) all real property, computers, automobiles, fixtures, equipment (other than any equipment described in Section 2.4(a)(vi)) or machinery leased or owned by Schering-Plough or its Affiliates, including Schering-Plough’s Singapore manufacturing, packaging and distribution facilities (the “Retained Facilities”), (ii) all accounts receivable of Schering-Plough and its Affiliates (but without limiting the obligations of Schering-Plough pursuant to Sections 2.3(c) and 4.14), (iii) all Contractual Rights between Schering-Plough or its Affiliates and their respective employees, (iv) any assets listed on an Exclusion Notice described in Section 2.5(b)), (v) all rights and assets of Schering-Plough and its Affiliates that are not Transferred Assets, (vi) any trademark, service mark, domain name, or other designation of origin that incorporates Schering-Plough or any other corporate name, corporate mark, house mark, or corporate logo of Schering-Plough or any of its Affiliates, whether standing alone or as any portion of any other name, mark, logo, or domain name and (vii) any Office of Foreign Assets Control licenses issued to or held by Schering-Plough or any of its Affiliates.  Without limiting the generality of the foregoing, the Parties acknowledge and agree that (A) no manufacturing technology (including manufacturing know-how) is being transferred in connection with the Transactions and (B) nothing in this Agreement shall be deemed to limit or restrict Schering-Plough or its Affiliates in their use of the Retained Facilities with respect to the manufacture of the Products for sale or use in the Retained Territories.

(b)   Exclusion Notice.  Within thirty (30) days after first receipt of a true, complete and correct copy of a Transferred Contract whether occurring under Section 2.4(c) or 2.4(g) or at any time thereafter, Centocor may deliver (including after the Termination Time) written notice (each, an “Exclusion Notice”) to Schering-Plough that it desires to exclude any such Transferred Contract listed thereon from the Transferred Assets (each such excluded contract, an “Excluded Contract”); provided, however, that (i) Centocor may elect to exclude a Transferred Contract from the Transferred Assets only because such Transferred Contract (A) contains a covenant that in any way purports to restrict Centocor or its Affiliates in the manner described in clause (B) or (C) of Section 2.4(c)(iii), or (B) is the subject of litigation between Schering-Plough or any of its Affiliates and the other party thereto or the subject of any governmental investigation or proceeding, and (ii) Centocor may only deliver written notice of exclusion of a Transferred Contract pursuant to this Section 2.5(b) prior to the date that is thirty (30) days after a true, correct and complete copy of such Transferred Contract has been provided to Centocor.  Schering-Plough will use Diligent Efforts, but without being required to incur any material cost, expense, liability or obligation, to terminate all Excluded Contracts as soon as permitted under their terms.

2.6.         Liabilities.  All liabilities and obligations with respect to the development or Commercialization of the Products in the Relinquished Territories or the Transferred Assets, in each case, to the extent relating to periods prior to the Termination Time (whether arising prior to or after the Termination Time), shall be borne by the Parties in accordance with the provisions of the Distribution Agreement (including Article X thereof).  To the extent the Distribution Agreement does not expressly address allocation of such liabilities or obligations, they shall be borne by the Party with the legal responsibility therefor prior to the Termination Time.  All liabilities and obligations with respect to the development or Commercialization of Products in the Relinquished Territories or the Transferred Assets, in each case, to the extent arising after the Termination Time and relating to periods on or after the Termination Time, shall be borne by Centocor (the “Assumed Liabilities”), but without limiting the indemnification obligations of Schering-Plough under ARTICLE VII.  All liabilities and obligations with respect to the Products in the Retained Territories shall continue to be borne by the Parties as and to the extent provided in the Distribution Agreement (including Article X thereof).  As between the Parties, Schering-Plough shall retain all liabilities under the Excluded Assets, subject to the obligations of Centocor under Section 2.4(d) relating to use of Commingled Assets.

2.7.         Cash Payment.  As promptly as practicable after the date of this Agreement, and in no event later than ten (10) Business Days after the date of this Agreement, Schering-Plough shall pay to Centocor an amount equal to US$500,000,000 such amount to be paid by wire transfer of immediately available funds to an account designated in writing by Centocor to Schering-Plough at least two (2) Business Days prior to the date of payment.  If Centocor has provided timely and adequate wire transfer instructions, and if Schering-Plough fails to pay such amount on or before the indicated deadline and, in order to obtain such payment, Centocor commences a lawsuit that results in a judgment against Schering-Plough, Schering-Plough shall pay to Centocor its costs and expenses (including attorneys fees and expenses) in connection with such lawsuit.  If Centocor has provided timely and adequate wire transfer instructions, and if Schering-Plough fails to pay such amount on or before the indicated deadline, Schering-Plough will also pay interest on the amount due pursuant to this Section 2.7 from and including the date such payment was required to be made until and including the date such payment is made, at a rate per annum equal to, the prime lending rate (plus two percent (2%)) as published in the Wall Street Journal in effect on the date such payment was required to be made.

2.8.          Sale and Purchase of Inventory; True-Up.

(a)   Inventory Price Estimate.  At least two (2) Business Days prior to the Termination Time, Schering-Plough shall deliver to Centocor a written notice (each, an “Inventory Price Estimate”) setting forth its good faith estimate of the aggregate amount of the Inventory Purchase Price of all Transferred Inventory.  Such notice shall include, in reasonable detail, the quantities of the Transferred Inventory and the Inventory Purchase Price, on a product-by-product and country-by-country basis.  On the day immediately following the Termination Time, Schering-Plough shall release to Centocor or a designated Affiliate of Centocor, and Centocor or such designated Affiliate of Centocor shall accept, the Transferred Inventory.  The purchase price for the Transferred Inventory shall be the price set forth in the Inventory Price Estimate, such purchase price to be paid by Centocor to Schering-Plough within thirty (30) days from the Termination Time (or, if the applicable day of payment is not a Business Day, then the next succeeding Business Day), such payment to be made by wire transfer of immediately available funds to an account designated in writing by Schering-Plough to Centocor at least two (2) Business Days prior to the applicable date of payment, subject to adjustment as provided below.  The last two sentences of Section 2.7 shall be applicable to this payment obligation mutatis mutandis.

(b)   Physical Inventory Count.  Centocor may, by written notice at any time prior to the tenth (10th) Business Day prior to the Termination Time, require that a physical inventory count of Transferred Inventory be conducted.  If Centocor provides such notice, such inventory count shall be conducted, at the election of Schering-Plough, by either (i) Schering-Plough or (ii) Centocor or a representative of Centocor.  Any such inventory count shall only be required to be conducted in facilities located in the Principal Territories or in any central distribution center of Schering-Plough or its Affiliates, in each case in which Schering-Plough currently stores, manufactures or otherwise supplies or distributes Products for Commercialization in a Relinquished Territory (it being agreed that Schering-Plough shall have no obligation to move any Products or inventory to such sites for this purpose).  If Schering-Plough elects to conduct such physical inventory count, Schering-Plough shall afford Centocor or its representatives an opportunity to observe such count.  All costs and expenses of any such physical inventory count shall be borne by Centocor.

(c)   Proposed Final Inventory Schedule.  Within forty-five (45) days after the transfer of the Transferred Inventory pursuant to Section 2.8(a), Schering-Plough shall deliver to Centocor an updated Inventory Price Estimate (the “Proposed Final Inventory Schedule”) setting forth its calculation of the Inventory Purchase Price of the Transferred Inventory that was actually released to Centocor as of the Termination Time.  The Proposed Final Inventory Schedule shall detail the Transferred Inventory by item, location, quantity, expiration date, lot number and Inventory Purchase Price.

(d)   Inventory Disputes.

(i)   The Proposed Final Inventory Schedule will be final, conclusive and binding on the Parties unless Centocor provides a written notice (an “Inventory Dispute Notice”) to Schering-Plough no later than forty-five (45) days after receipt of the Proposed Final Inventory Schedule setting forth in reasonable detail (A) any item on the Proposed Final Inventory Schedule which Centocor believes has not been prepared in accordance with this Agreement (each, a “Disputed Inventory Item”), (B) the correct amount of each Disputed Inventory Item, if then known, and (C) the correct amount of the Inventory Purchase Price based upon the proposed correct amount of each Disputed Inventory Item, if then known.  Any item or amount to which no dispute is raised in the Inventory Dispute Notice will be final, conclusive and binding on the Parties.  Schering-Plough shall provide Centocor with reasonable access to all records and work papers that form the basis for the information included in the Proposed Final Inventory Schedule.

(ii)   Centocor and Schering-Plough will attempt to resolve the matters raised in an Inventory Dispute Notice in good faith.  No later than fifteen (15) Business Days after delivery of the Inventory Dispute Notice, either Centocor or Schering-Plough may provide written notice (an “Inventory Arbitration Notice”) to the other Party that it elects to submit the Disputed Inventory Items to an arbitrator (the “Inventory Referee”), who must be a certified public accountant at KPMG or any other internationally-recognized auditing firm to which the Parties mutually agree.  If Centocor and Schering-Plough cannot agree on an Inventory Referee within fifteen (15) Business Days after an Inventory Arbitration Notice is provided, Centocor and Schering-Plough will petition the American Arbitration Association to assign an Inventory Referee who meets the criteria described above as soon as practicable (but in any event no later than the thirtieth (30th) Business Day after such Inventory Arbitration Notice is provided).  On the fifth (5th) Business Day following appointment of an Inventory Referee, Schering-Plough will submit the Proposed Final Inventory Schedule to the Inventory Referee (if applicable, as amended following discussions with Centocor) with a copy to Centocor, and Centocor will submit the Inventory Dispute Notice (if applicable, as amended following discussions with Schering-Plough) to the Inventory Referee with a copy to Schering-Plough.  The Inventory Referee will resolve the dispute pursuant to such procedures that it establishes and deems fair and equitable; provided, however, that Centocor and Schering-Plough must each be afforded an opportunity to provide a written submission in support of its position and to advocate for its position personally before the Inventory Referee, in the presence of the other Party.  Any in-person presentations will be made at a venue (as determined by the Inventory Referee) in the New York metropolitan area.

(iii)   The Inventory Referee will promptly review only those items and amounts specifically set forth and objected to in the Inventory Dispute Notice submitted to it and resolve the dispute in accordance with this Agreement.  Each of the Parties agrees to cooperate with the Inventory Referee and to cause the Inventory Referee to deliver, as promptly as reasonably practicable and in any event no later than thirty (30) Business Days after the selection of the Inventory Referee, a written decision with respect to the Disputed Inventory Items.  The decision of the Inventory Referee with respect to any Disputed Inventory Item will be final, conclusive and binding on the Parties.  The fees and expenses of the Inventory Referee will be borne equally by Schering-Plough and Centocor.

(iv)   If any amount is owed by Schering-Plough or Centocor to the other Party based on the difference between the Inventory Purchase Price set forth on the Inventory Price Estimate provided pursuant to Section 2.8(a) and the final Inventory Purchase Price determined pursuant to Section 2.8(d), such amount shall be paid to the applicable Party within thirty (30) Business Days from the date of delivery of such updated Inventory Price Estimate.

(e)   Delivery and Storage of Transferred Inventory.

(i)   Prior to the Termination Time.    In any Relinquished Territory in which Centocor plans to begin distributing the Products immediately after the Termination Time, Centocor may request, no later than twenty (20) days prior to the Termination Time, that Schering-Plough deliver a portion of the Transferred Inventory to Centocor or its Affiliate prior to the Termination Time.  If Centocor makes such a request, Schering-Plough will deliver the requested number of units of Products comprising the Transferred Inventory (not to exceed ten (10) days’ supply) prior to the Termination Time.  Prior to the Termination Time, Schering-Plough or its Affiliate will retain title to and risk of loss for such units and Centocor will store and maintain such units in accordance with the same requirements that apply to Schering-Plough under Section 2.8(e)(iii).

(ii)   At the Termination Time. On July 1, 2011, except as otherwise requested by Centocor, including under Section 2.8(e)(iii), Schering-Plough and its Affiliates will ship all of the units of Products comprising the Transferred Inventory that have not been previously delivered to Centocor or its Affiliate to one or more warehouses designated by Centocor.  Centocor will be responsible for all the reasonable, out-of-pocket costs and expenses (including freight and insurance costs) of delivery of the Transferred Inventory as contemplated by Section 2.8(e). The Transferred Inventory will be shipped in accordance with the applicable Product specifications.

(iii)   After the Termination Time. In any Relinquished Territory for which the Elected Transition Services include warehousing services, Schering-Plough will continue to store the portion of the Transferred Inventory that is located in such Relinquished Territory until otherwise instructed by Centocor, but in any event no later than the applicable transition services period set forth in Section 2.2(b)(i). For the avoidance of doubt, Centocor or its Affiliate will have title and risk of loss to the units of Product in such Transferred Inventory as of the Termination Time, and Schering-Plough will have no right to sell, use, transfer or otherwise dispose of such units of Product except to perform its duties under this Agreement and any Transition Services Agreement.  While such units of Product are in Schering-Plough’s warehouse, Schering-Plough shall: (A) keep the Products separate and capable of identification as the property of Centocor or its Affiliate; (B) keep written records showing the types and quantities of the Products received and shipped; (C) keep the Products in a suitable place for storage in accordance with the applicable Product specifications; (D) exercise care with respect to the storage of the Products at least equal to the standard of care of Schering-Plough uses to store its own refrigerated pharmaceutical products; and (E) allow Centocor to inspect Schering-Plough's warehouse and books from time to time to ensure that Schering-Plough is complying with subsections (A) through (E) of this Section 2.8(e)(iii) and allow any Governmental Authority having jurisdiction over the manufacture, sale or distribution of the Products within a Relinquished Territory to inspect any such Transferred Inventory on reasonable notice to the extent such an inspection is requested by such a Governmental Authority under applicable Law.

(f)   Simponi Demo Units.  If Centocor desires to purchase any Simponi Demo Units held by Schering-Plough or any of its Affiliates in any of the Relinquished Territories, Centocor shall deliver to Schering-Plough a written notice, no later than twenty (20) days prior to the Termination Time, requesting to purchase such units.  Any such purchase shall be at the price set forth on Schedule 1.1(c), and on such other terms (including place, date and method of delivery) as Centocor and Schering-Plough may mutually agree based on good faith discussions.

2.9.         Non-Assignable Assets.  Notwithstanding anything in this Agreement (including Section  2.4(a)), but without limiting the obligations of the Parties pursuant to Sections 2.2, 2.4(f), 4.4 and 4.5, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset under Section 2.4 if the attempted assignment or transfer thereof, (i) without the consent, authorization or approval of any Governmental Authority, would be prohibited by or in violation of any applicable Law or, (ii) solely with respect to a Transferred Contract, without the consent of any counterparty thereto, would constitute a breach of such Transferred Contract.

ARTICLE III

CONTRIBUTION INCOME AND PRODUCT DEVELOPMENT COSTS

3.1.         Specific References to Canada.  The Distribution Agreement is hereby amended, effective as of the Termination Time, such that all references to “Canada” (including Sections 4.2 and 4.3(a) of the Initial Distribution Agreement) are deleted.

3.2.         Allocation of Product Supply.   The Distribution Agreement is hereby amended, effective as of the Termination Time, such that the phrase “the United States” in Section 5.3 of the Initial Distribution Agreement shall be followed by the phrase “and the Relinquished Territories.”

3.3.         Selection of Clinical Study Sites.  The Distribution Agreement is hereby amended, effective as of the Termination Time, such that the second reference to “the United States” in Section 1.12(m) of the Amendment Agreement shall be followed by the phrase “or the Relinquished Territories.”

3.4.         Division of Contribution Income.  The Distribution Agreement is hereby amended, effective as of the Termination Time, such that the Contribution Income Split chart set forth in Section 2.2 of the Amendment Agreement is deleted in its entirety and replaced with the following chart:

Agreement Year	Schering-Plough	Centocor
2010	60%	40%
January 1, 2011 to June 30, 2011	58%	42%
July 1, 2011 – December 31, 2011	50%	50%
All subsequent years	50%	50%

3.5.         Allocation of Contribution Income for Relinquished Territories.  For purposes of calculating the allocation of Contribution Income resulting from Net Sales of Products in the Territory, each of the Parties agrees that, effective from and after the Termination Time, (a) the Contribution Income from Net Sales of Products in each Enjoined Territory shall be allocated one hundred percent (100%) to Centocor, (b) such Enjoined Territory and the Contribution Income attributable thereto shall be excluded from the Contribution Income statement which aggregates the Contribution Income calculation with respect to the territories designated herein as Retained Territories and, (c) notwithstanding such exclusion, Centocor shall be entitled to payment of the Contribution Income from the Enjoined Territory at the same time it receives the Contribution Income from the other territories under the Distribution Agreement.  For the avoidance of doubt, any and all amounts to be paid to Schering-Plough pursuant to Section 2.2 with respect to the Relinquished Territories and any Enjoined Territory shall not be included in the calculation of Contribution Income.  For purposes of this Section 3.5, an “Enjoined Territory” means any country that is designated as a Relinquished Territory hereunder, but that, by virtue of an injunction or other similar legal restraint, is not removed from the Territory to which the Distribution Agreement continues to apply after the Termination Time.

3.6.        Allocation of Product Development Costs.  Effective as of the Termination Time, Schering-Plough’s share of Product Development Costs for which it is responsible pursuant to Section 6.3 of the Initial Distribution Agreement (which, for the avoidance of doubt, shall not include any costs incurred with respect to clinical trials or other studies undertaken solely to support applications for Regulatory Approval outside the Retained Territories) will be modified as follows: (a) with respect to Product Development Costs relating to the Remicade Product, Schering-Plough’s share will be thirty-four percent (34%) and, (b) with respect to Product Development Costs relating to the Golimumab Product, Schering-Plough’s share will be thirty-six percent (36%).  For the avoidance of doubt, the Parties acknowledge and agree that the modified shares of Product Development Costs as set forth in this Section 3.6 will apply to all Product Development Costs incurred after the Termination Time by either the Centocor Parties or by Schering-Plough regardless of whether such costs relate to activities (including clinical studies) that were commenced prior to the Termination Time, but shall not apply to any costs incurred prior to the Termination Time.

ARTICLE IV

ADDITIONAL COVENANTS OF THE PARTIES

4.1.          Continued Commercialization of the Products.  During the period from the date of this Agreement and continuing until the Termination Time, Schering-Plough shall, and shall cause its Affiliates to, except (a) to the extent that Centocor otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (b) to the extent otherwise required or expressly permitted pursuant to this Agreement or the other Transaction Agreements, or (c) to the extent compelled or required by applicable Law, carry on its development and Commercialization of the Products in the Relinquished Territories in the ordinary course, in accordance with the standards set forth in the Distribution Agreement, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws and Marketing Authorizations, and perform its obligations under the Transferred Contracts when due (except to the extent that Schering-Plough or its Affiliate can rightfully suspend its performance in the event of good faith disputes with the other party to such Transferred Contract).  Notwithstanding the foregoing, neither Schering-Plough nor any of its Affiliates shall be obligated to enter into any new agreements with respect to any infusion centers in Canada or in any other Relinquished Territory.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Termination Time, Schering-Plough shall, and shall cause its Affiliates to, except (i) to the extent that Centocor otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) to the extent otherwise required or expressly permitted pursuant to this Agreement or the other Transaction Agreements, or (iii) to the extent compelled or required by applicable Law, observe the following covenants:

(a)   Covenants of Schering-Plough.  Schering-Plough shall, and shall cause its applicable Affiliates to:

(i)   use Diligent Efforts (A) to preserve intact and keep available the services of present employees of Schering-Plough and its Affiliates who participate in, or otherwise support, the Commercialization of a Product in a Relinquished Territory (subject to Section 4.7(b)(i)) and (B) to preserve intact the relationships of Schering-Plough and its Affiliates with key opinion leaders  and material customers with respect to the Products in the Relinquished Territories;

(ii)   use Diligent Efforts (A) to pursue and maintain Marketing Authorizations for the Products in the Relinquished Territories, (B) to maintain all tangible properties included in the Transferred Assets in the ordinary course of business consistent with past practice and (C) to comply with the terms of Marketing Authorizations included in the Transferred Assets or relating to the Products in the Relinquished Territories;

(iii)   use Diligent Efforts to preserve and protect the Transferred Intellectual Property;

(iv)   notify and consult with Centocor as promptly as practicable (A) after receipt by Schering-Plough or any Affiliate of Schering-Plough of any oral or written communication from any Governmental Authority with respect to a Product in a Relinquished Territory or any Marketing Authorization included within the Transferred Assets or any inspections of any manufacturing facility that manufactures a Product for sale in a Relinquished Territory, and (B) before making any submission to any Governmental Authority with respect to a Product in a Relinquished Territory or any Marketing Authorization included within the Transferred Assets; provided that such consultation in clause (A) or (B) above would not cause Schering-Plough to delay in responding to any communication or making any submission to any Governmental Authority;

(v)   without limiting Schering-Plough’s obligations under Section 9.4 of the Initial Distribution Agreement, use Diligent Efforts to comply in all material respects with all Laws applicable to the Transferred Assets and the Products in the Relinquished Territories;

(vi)   use Diligent Efforts to ensure that the quantity of inventory of each Product maintained by Schering-Plough and its Affiliates for sale in the Relinquished Territories, when compared to the quantity of inventory of each such Product maintained by Schering-Plough and its Affiliates for sale in the Retained Territories, is at a proportion substantially similar to such proportion on the date hereof; and

(vii)   use Diligent Efforts (to the extent such efforts are not adversely affected by any shortage of Simponi or any other circumstance that is not within its reasonable control) to “launch” Simponi in the countries set forth on Schedule 4.1(b)(vi).

(b)   Negative Covenants of Schering-Plough.  Schering-Plough shall not, and shall cause its applicable Affiliates not to:

(i)   sell or transfer or mortgage, pledge, lease, license or otherwise dispose of or encumber (or permit to be encumbered) any Transferred Assets , other than sales or transfers of Transferred Inventory in the ordinary course of business consistent with past practice;

(ii)   reduce in any material respect the Compensation payable to any employee or independent contractor of Schering-Plough or any Affiliate who works primarily in connection with the Commercialization of a Product in a Relinquished Territory or otherwise alter in any material respect any such Person’s financial incentives in respect of the Products; provided, however, that the foregoing in no way limits the ability of Schering-Plough or its Affiliates to implement changes required by changes in Schering-Plough’s and its Affiliates’ (A) general compensation plans and policies that do not specifically relate to the Products and (B) actions in the Relinquished Territories, not specifically related to the Products, to harmonize Compensation among employees of Schering-Plough and its Affiliates;

(iii)   commence, settle or compromise any pending or threatened suit, action or claim that (A) is material to a Product in a Relinquished Territory or to the Transferred Assets or (B) would involve restrictions on a Product in a Relinquished Territory;

(iv)   (A) enter into any new Contractual Right that would be included in the Transferred Assets and is material to the Commercialization of a Product in a Relinquished Territory after the Termination Time, (B) amend or modify in a material respect, or terminate or fail to enforce, any such Contractual Right or (C) fail to exercise rights of renewal with respect to any such Contractual Right if such rights may, by their terms, be exercised only prior to the Termination Time;

(v) change the pricing of any Products in any Relinquished Territory, which pricing would remain in effect after the Termination Time, except (A) to the extent compelled or required by Law, (B) in the ordinary course of business consistent with past practice, (C) to meet competition or (D) to the extent required by reference pricing; or

(vi)   except with respect to the Relinquished Territories set forth on Schedule 4.1(b)(vi) or unless requested by Centocor, “launch” or otherwise commercially sell, in any Relinquished Territory, any Product that was not commercially sold in such Relinquished Territory as of the date of this Agreement.  For the avoidance of doubt, providing Products for use in a clinical study shall not be deemed to be a “launch” or commercial sale under this Section 4.1(b)(vi).

4.2          Non-Exclusive Rights of Centocor .  Notwithstanding anything to the contrary set forth in the Distribution Agreement (including Sections 2.1(a), 2.1(c), 4.3(b) and 7.2 thereof), if, prior to the Termination Time, more than fifteen percent (15%) of the Product Sales Representatives in a Relinquished Territory are voluntarily or involuntarily terminated (compared to the number on the date hereof in such Relinquished Territory), then Centocor, its Affiliates and designees shall be permitted to utilize, at Centocor’s sole cost and expense, their own sales representatives, in coordination with Schering-Plough, to promote and market the Products in the Relinquished Territory prior to the Termination Time for the sole purpose of continuing to perform the promotion and marketing services such terminated Product Sales Representatives would have performed in the ordinary course of business; provided that any such personnel utilized by Centocor, its Affiliates or designees, shall be obligated to conduct such promotion and marketing efforts in accordance with the policies and directions (to the extent such directions are not directed solely to such personnel utilized by Centocor, its Affiliates or designees) of Schering-Plough or its relevant Affiliate with respect to such activities as in effect from time to time and delivered to Centocor.  For the avoidance of doubt, this Section 4.2 does not give Centocor the right to sell or distribute the Products in the Relinquished Territories prior to the Termination Time.

4.3.          Notices of Certain Events.  Each of Centocor and Schering-Plough shall promptly notify the other Party, pursuant to the notice provisions set forth in Section 8.3 of this Agreement, of (a) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions (and the response thereto of such Party or its representatives or agents), (b) any communication from any Governmental Authority in connection with the Transactions (and the response thereto of such Governmental Authority or its representatives or agents), (c) any claim, action, suit, proceeding, investigation, claim, audit or inquiry, at Law or in equity or before any Governmental Authority (collectively, “Litigation”) commenced or threatened by or before any Governmental Authority that relates to this Agreement or the Transactions in any way or (d) any event, change, development or occurrence between the date of this Agreement and the Termination Time that causes or is reasonably likely to prevent, delay or impede the ability of such Party to consummate any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not, and shall not be deemed to, affect, limit or otherwise prejudice any right or remedy of any of the Parties.  Schering-Plough shall promptly notify Centocor, pursuant to the notice provisions set forth in Section 8.3 of this Agreement, of the receipt by Schering-Plough or any of its Affiliates between the date hereof and the Termination Time of (i) any oral or written notice from any Person regarding the initiation of any civil, criminal or administrative action which, if adversely determined, would materially adversely affect the Commercialization of a Product in a Relinquished Territory or the Transferred Assets or Schering-Plough’s ability to perform its obligations under this Agreement, (ii) any oral or written notice from any Person regarding the initiation or threatened initiation in any Material Relinquished Territory of any claim or action to which a Schering Relevant Person is or would be a party where an adverse result would reasonably be expected to materially adversely affect the Commercialization of a Product in a Relinquished Territory or (iii) any oral or written notice from any Governmental Authority in a Material Relinquished Territory alleging that the Product or any of the Transferred Assets, or the ownership, manufacturing, operation, storage, warehousing, packaging, labeling, sale, marketing, handling or testing of the Products is in violation in any material respect of any applicable Law or any Marketing Authorization.

4.4.          Regulatory Filings; Required Information; Efforts.

(a)     Regulatory Filings.  Each of the Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, including furnishing any information, as may be required by any Governmental Authority in connection with the Transactions.

(b)     Required Information.  Subject to applicable Laws, each Party shall, upon reasonable request by the other Party, furnish such other Party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, appropriate or advisable in connection with any statement, filing, notice or application made by or on behalf of such other Party or any of their respective Affiliates to any third party or any Governmental Authority in connection with the Transactions, including any applicable Foreign Antitrust Law.

(c)     Efforts.  Subject to the terms and conditions set forth in this Agreement and to applicable Law, each of the Parties shall cooperate and use Diligent Efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make the Transactions effective, (ii)  assist and cooperate with the other Party in taking, or causing to be taken, all appropriate action, to consummate and make the Transactions effective and in doing, or causing to be done, all things necessary, proper or advisable to consummate and make the Transactions effective, (iii) execute and deliver any additional instruments or other documents necessary to consummate the Transactions and (iv) participate in any Litigation to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that may be in effect and that restricts, prevents or prohibits consummation of any of the Transactions; provided, however, that nothing in this Section 4.4(c) shall require any Party or any of such Party’s Affiliates to accept any limitation or conditions on the ownership or operation of any portion of their respective businesses or assets, or to dispose of, hold separate or license any portion of their respective businesses or assets  (other than, in the case of Schering-Plough, the Products and the Transferred Assets as provided herein).  For the avoidance of doubt, the Transactions include the transfer to Centocor of all Marketing Authorizations in the Relinquished Territories.

4.5.          Other Regulatory Matters.

(a)     Marketing Authorizations Generally.  From and after the Termination Time, Centocor shall assume responsibility, at its expense, for obtaining or maintaining all Marketing Authorizations with respect to the Products in each of the Relinquished Territories.  Except as otherwise prohibited by applicable Law, Centocor shall be the owner of any Marketing Authorizations thereby obtained in the Relinquished Territories, and shall have the responsibility to respond to any request for additional information, communications and tests required by the local health authorities.  Centocor and Schering-Plough will cooperate and use Diligent Efforts to effect all filings necessary for the assignment or transfer to Centocor or its designated Affiliate of all Marketing Authorizations for the Products in the Relinquished Territories within ninety (90) days after the date of this Agreement, to the extent permitted by Law.  If applicable Law in a Relinquished Territory does not permit such a filing to be made by such date, Centocor and Schering-Plough will use Diligent Efforts to make such filing in such Relinquished Territory promptly after the first date such filing may be made under applicable Law.

(b)     Marketing Authorizations that Cannot be Assigned.  With respect to any Marketing Authorization in a Relinquished Territory that cannot be assigned to Centocor under applicable Law, including those with respect to reimbursement or pricing of a Product, Schering-Plough shall provide Centocor with a copy of all correspondence received from or submitted to the applicable Governmental Authority with respect to the Product in the Relinquished Territory.  Schering-Plough shall consult and cooperate with Centocor in the preparation of any applications or filings for any such Marketing Authorization in the Relinquished Territories.  Schering-Plough shall consider Centocor’s comments in good faith and shall not make any decision with respect to such application or filing without the prior consent of Centocor (which consent shall not be unreasonably withheld, delayed or conditioned).  In the event of a meeting with the applicable Governmental Authority, in person or by phone, Schering-Plough shall provide Centocor with reasonable advance notice of the time and date of such meeting and shall provide Centocor with copies of any preparatory materials for use in connection therewith, and Centocor shall have the right to attend such meeting.

4.6.          Coordination of Personnel .  Without limiting Schering-Plough’s obligations under Section 2.2, 2.3 or 2.4, from and after the date of this Agreement, Schering-Plough and Centocor, through the Transition Teams, shall cooperate in good faith to develop and implement the specific tactics for effecting an orderly transfer of the Commercialization of the Products from Schering-Plough to Centocor in accordance with the terms of this Agreement, including production of the items set forth in Schedule 4.6, the sharing of any information of Schering-Plough and its employees with respect thereto, and completion of the activities set forth in Schedule 4.6.  Without limiting the foregoing, Schering-Plough will:

(a)     in consultation with the respective Transition Teams, arrange for and conduct local meetings in the Relinquished Territories between counter-part employees of each Party, including marketing management, managing directors, district managers, sales representatives, reimbursement personnel and regulatory/medical affairs personnel as soon as possible after the date of this Agreement, as reasonably requested by Centocor;

(b)     at Centocor’s request and to the extent permitted by applicable Law, arrange for the transfer of oversight and control of any ongoing Single-Territory Studies;

(c)     at Centocor’s request, arrange for the transfer of oversight and control of any patient registries maintained for the Relinquished Territories (to the extent permitted by applicable Law and the terms of any applicable Contractual Right or Marketing Authorization);

(d)     (i) offer to include Centocor representatives in all internal and external meetings relating to any government tenders or contracts for a Product in any Material Relinquished Territory to be entered into after the date of this Agreement, which tenders or contracts provide for sale of Product after the Termination Date, (ii) provide Centocor a reasonable opportunity to review and comment on any such tenders or contracts and related submissions and correspondence, (iii) consider Centocor’s comments on the same in good faith, and (iv) obtain Centocor’s consent (which consent shall not be unreasonably withheld or delayed) before agreeing to or making any binding decision with respect to such a tender or contract, it being understood that Schering-Plough shall not be liable for any failure to obtain any such contracts or win any such tenders resulting from Schering-Plough’s compliance in good faith with the terms of this paragraph; and

(e)     with respect to each Relinquished Territory, other than the Relinquished Territories set forth on Schedule 4.1(b)(vi), at the written request of Centocor, delegate to Centocor or its designee all oversight and control over any strategic or tactical planning efforts or activities that relate to the launch of a Product in such Relinquished Territory, including with respect to the items set forth on Schedule 4.6(e) (if applicable).  Schering-Plough, through the Transition Teams, shall deliver to Centocor any documents or other items that are relevant to the exercise of the foregoing right and shall keep Centocor reasonably informed as to the status of any such pre-launch planning efforts and activities.  If Centocor makes the election described in the first sentence of this Section 4.6(e), the Transition Teams shall discuss in good faith any such pre-launch planning efforts and activities, and Centocor, through the Transition Teams, shall direct Schering-Plough’s activity with respect thereto.  Schering-Plough shall implement such strategies and tactics as promptly as reasonably practicable.

4.7.          Sales Representative Matters in the Relinquished Territories.

(a)     Product Sales Representative Reports.  On or before April 30, 2011, Schering-Plough will provide Centocor with a report (the “Product Sales Representative Report”) listing, on a Material Relinquished Territory-by-Material Relinquished Territory basis, (i) the number of Product Sales Representatives who, to Schering-Plough’s Knowledge, (A) have notified Schering-Plough in writing that they will voluntarily terminate or (B) will be involuntarily terminated, and in either event will cease to be a part of the Product sales force prior to the Termination Time and (ii) the number of Product Sales Representatives remaining after taking into account such anticipated departures.  Such Product Sales Representative Reports shall continue to be provided, on a weekly basis, until the Termination Time.  If requested by Centocor, Schering-Plough will provide Centocor with reasonable additional information (to the extent permitted by Law) regarding the departure of such Product Sales Representatives, such as their territory, customer assignments and relationships and their sales performance.

(b)     Additional Schering-Plough Obligations.  Between the date of this Agreement and the Termination Time in any Relinquished Territory (and during the applicable transition services periods in Relinquished Territories where Schering-Plough is providing Selling Services pursuant to Section 2.2, 2.3 or the Transition Services Agreement), Schering-Plough will (in addition to its obligations under Sections 4.1(a)(i) and 4.1(b)(ii)):

(i)     have no obligation to replace any Product Sales Representatives who voluntarily terminate their employment or other engagement with Schering-Plough or any of its Affiliates or who are terminated for cause (as defined under Schering-Plough’s employment policies or employment contracts as of the date hereof); provided, however, that (A) Schering-Plough and its Affiliates shall not (1) terminate without cause any Product Sales Representative in such Relinquished Territories, or (2) prior to October 1, 2011, re-assign any Product Sales Representative in such Relinquished Territories, or permit any Product Sales Representative in such Relinquished Territories to transfer to an open position, and (B) Schering-Plough and its Affiliates may re-assign or allow the transfer to an open position by any Product Sales Representative in any Relinquished Territory after October 1, 2011 as long as, with respect to any Relinquished Territory for which Selling Services are then being provided, Schering-Plough uses Diligent Efforts to replace such re-assigned or transferred Product Sales Representative with another Product Sales Representative of reasonably comparable ability; and

(ii)     in addition to Centocor’s rights under Section 4.2, in the event more than fifteen percent (15%) of the number of Product Sales Representatives in a Material Relinquished Territory cease, whether voluntarily or involuntarily, to be a part of the Product sales force, Schering-Plough and Centocor will discuss and attempt in good faith to agree on arrangements to maintain the appropriate level of Product sales and promotion efforts, including the possibility of Centocor sales representatives co-promoting the Products or of Centocor hiring, notwithstanding Section 4.9, some or all of Schering-Plough’s Product Sales Representatives prior to the Termination Time or the end of the relevant transition services period; provided that neither Schering-Plough nor any of its Affiliates shall be obligated to bear any cost, expense or liability with respect to any of the foregoing matters.

4.8.          Non-Compete.  The Distribution Agreement is hereby amended such that Section 2.4 of the Initial Distribution Agreement is amended and restated in its entirety to read as follows:

(i) With respect to the Retained Territories, during the term of this Agreement, and for a period of two (2) years immediately following the termination of this Agreement and, (ii) with respect to the Relinquished Territories, until June 30, 2014, neither Schering-Plough nor any of its Affiliates will promote, market, manufacture, sell or distribute any anti-TNFα antibody or small molecule mimicking anti-TNFα antibody activity by binding to the TNFα receptors known as p55 and/or p75, i.e., having as its main action the direct inhibition of the binding of TNFα to the TNFα receptors p55 and/or p75 by binding to TNFα or such receptors, other than, in the case of clause (i), the Products or an Improvement and, in the case of clause (ii), the Products, solely in connection with the provision of Elected Transition Services or Transition Manufacturing Services in the applicable Relinquished Territory; provided, however, that in the case of any country within the European Union or European Free Trade area, this obligation not to compete shall cease upon termination of this Agreement.  If Schering Corporation commences to co-promote the Product in the United States pursuant to either Section 2.1(c) or Section 2.3(b) herein, the terms of this Section 2.4 thereafter shall be applicable to Schering Corporation in the United States.  The parties acknowledge that during the term of this Agreement, Schering-Plough may promote, market, manufacture, sell and distribute Interleukin-10 in the Retained Territories and the Relinquished Territories.

4.9.          Non-Solicitation of Employees.  For a period of one year following the date of this Agreement, neither Party nor any of its Affiliates shall, directly or indirectly, solicit for employment any Restricted Employee in a Relinquished Territory, or request, induce or advise any Restricted Employee in a Relinquished Territory to leave the employ of the other Party or any of such other Party’s Affiliates, without the prior written consent of such other Party; provided, however, that the foregoing provision will not (a) be deemed to prevent either Party or its Affiliates from conducting general solicitations of employment published in a journal, newspaper or other publication of general circulation or in trade publications or other similar media or through the use of search firms or the internet and which, in any case, are not directed specifically toward Restricted Employees or the Products or (b) prohibit either Party or its Affiliates from hiring any person who contacts any of them in response to any solicitation described in clause (a) above or on the initiative of such person.  For the avoidance of doubt, this Section 4.9 shall not be construed to prohibit or restrict any activities described in this Section 4.9 by any Party or its Affiliates with respect to its own employees or those of its Affiliates.

4.10.          Certain Acknowledgements.

(a)     Non-Compete and Non-Solicitation.  The Parties agree and acknowledge that the nature and scope of the covenants set forth in Sections 4.8 and 4.9 have been carefully considered by the Parties.  The Parties further agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by each Party for such obligations.  If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in Section 4.8 or 4.9, as applicable, as shall render such restrictions valid and enforceable.

(b)     Remedies.  In the event of a breach or threatened breach of Section 4.8 or 4.9, any Party shall be entitled, without the posting of a bond, to seek an injunction restraining such breach.  Nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedy available to it for such breach or threatened breach.

4.11.          Marketing Authorizations for Manufacturing.  Schering-Plough shall cooperate in good faith with Centocor to assist Centocor or an Affiliate or designee of Centocor, in updating, amending or supplementing the Marketing Authorizations issued or filed as of the Termination Time, as necessary to reflect a manufacturing source change from Schering-Plough (or its Affiliates), as manufacturer, to Centocor, its Affiliates or a designee of Centocor, as manufacturer, including making available to Centocor or an Affiliate or designee of Centocor any relevant and available data, information or books and records, including manufacturing batch records, relating to the Products in its then-current format, and Centocor or its Affiliate or designee shall be permitted to use such data, information or books and records solely for purposes of obtaining or maintaining any such Marketing Authorization or updates,  amendments or supplements thereto.  Centocor shall bear the reasonable out-of pocket cost of the assistance provided by Schering-Plough under this Section 4.11.  Any information provided pursuant to this Section 4.11 shall not be deemed to be Centocor Information.

4.12.          Public Announcements.  The Parties or their Affiliates shall, in connection with the execution and delivery of this Agreement, release the joint press release in the form attached hereto as Exhibit B.  Thereafter, the Parties and their Affiliates may not make public disclosures regarding this Agreement or any of the other Transaction Agreements except to the extent consistent with (a) Exhibit B, as such exhibit may be amended from time to time by the mutual written consent of Schering-Plough and Centocor, or (b) other information previously publicly disclosed in compliance herewith.  Notwithstanding the foregoing, (i) each of the Parties and their Affiliates shall be entitled to make any additional disclosure required by Law, including filing this Agreement with the U.S. Securities and Exchange Commission or any other Governmental Authority, or describing this Agreement in any press release, public filing or similar public announcement or communication, in each case, if and to the extent required by applicable Law, (ii) the Centocor Parties acknowledge and agree that Schering-Plough and its Affiliates shall be entitled, without the prior consent or approval of any of the Centocor Parties, to make filings with the U.S. Securities and Exchange Commission or submissions to applicable U.S. or foreign taxing authorities after the date hereof which may include a copy of this Agreement and some or all of the other Transaction Agreements or a summary description thereof and (iii) any of the Parties or their Affiliates shall be entitled to issue press releases or other public announcements or public disclosures regarding the financial impact on the disclosing Party or any of its Affiliates of the Transactions, without the prior consent or approval of any of the other Parties, provided, however, that any Party or Affiliate of a Party proposing to issue any press release or similar public announcement or communication pursuant to clause (i) above shall, to the extent reasonably practicable, consult in good faith with the other Party sufficiently in advance of the issuance of such press release or similar public announcement or communication to allow such Party to review the same; and provided, further, that communications intended to communicate directly with such Party’s (or its Affiliate’s) employees, agents or customers shall be deemed not to be disclosures that are subject to the restrictions set forth in this Section 4.12.

4.13.          Confidentiality .

(a)     Centocor Information.  Effective as of the Termination Time, any confidential or proprietary information to the extent involving or relating to the Products in the Relinquished Territories or the Transferred Assets shall be deemed to be Centocor Information for purposes of, and shall be subject to the restrictions set forth in, Section 11.1 of the Initial Distribution Agreement; provided, however, that, (i) solely with respect to any Residual Information (as defined below), Schering-Plough and its Affiliates shall no longer, as of June 30, 2014, be subject to the obligations of non-use set forth in Section 11.1 of the Initial Distribution Agreement and (ii) no information relating to or arising from any Transition Manufacturing Services or the manufacture of any of the Transferred Inventory that is generated or provided by Schering-Plough or its Affiliates or designees shall be deemed to be Centocor Information.  The provisions of this Section 4.13 will not prohibit the retention of one copy of such confidential or proprietary information by the legal department of Schering-Plough solely for archival purposes.  Notwithstanding anything to the contrary contained in this Section 4.13 or in Section 11.1 of the Initial Distribution Agreement, Schering-Plough and its Affiliates shall be permitted to use and disclose the confidential and proprietary information described in this Section 4.13 to the extent necessary to perform the Elected Transition Services, Interim Commercialization Services and Transition Manufacturing Services.  For the purposes of this Section 4.13(a), “Residual Information” means the information retained solely in the unaided memory of individuals who had access, before the Termination Time, to any Centocor Information that was generated by Schering-Plough or its Affiliates pursuant to the Distribution Agreement, and does not include information stored, recorded or otherwise contained in any documents, electronic format or other tangible form, except, in each case, to the extent in the unaided memory of such individuals.

(b)     Schering-Plough Information.  Effective as of the date hereof until the Termination Time, any confidential or proprietary information disclosed by Schering-Plough or its Affiliates to Centocor under this Agreement and involving or relating to Commercialization of the Products in the Relinquished Territories or the Transferred Assets shall be deemed to be Schering-Plough Information for purposes of, and shall be subject to the restrictions set forth in, Section 11.2 of the Initial Distribution Agreement; provided, however, that, notwithstanding anything to the contrary in Section 11.2 of the Initial Distribution Agreement, Centocor and its Affiliates and its consultants, employees, agents and representatives shall be permitted to use any such Schering-Plough Information as set forth in this Agreement.

4.14.          Transfer of Certain Funds Received after the Termination Time.  With respect to any and all amounts received or collected (a) by Schering-Plough or any of its Affiliates from and after the Termination Time attributable to, or in respect of, the Commercialization of a Product in a Relinquished Territory after the Termination Time, or (b) by Centocor or any of its Affiliates from and after the Termination Time attributable to, or in respect of, the Commercialization of a Product in a Relinquished Territory prior to the Termination Time, such Party will, and will cause its Affiliates to, provide notice of such receipt or collection to the other Party and pay promptly to such other Party or its designated Affiliate any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Party entitled to receipt of such amounts pursuant to this Section 4.14 or by other means of payment acceptable to such Party.

4.15.          Transitional Trademark License .  Schering-Plough hereby grants, and shall cause its Affiliates to grant, to Centocor and its Affiliates, a non-exclusive, royalty-free, worldwide right and license to use, solely in connection with Commercialization of the Products in the Relinquished Territories, any trademarks, trade dress, service marks and domain names owned or controlled by Schering-Plough or any of its Affiliates to the extent any of the foregoing are affixed to or imprinted on Product inventory, packaging, invoices, labels, labeling, marketing materials or documents filed with a Governmental Authority for purposes of obtaining or maintaining Marketing Authorizations.  With respect to the Transferred Inventory and such invoices and marketing materials, such license is for a term of one (1) year and, with respect to any Product other than Transferred Inventory that Schering-Plough or its Affiliates supplies to Centocor or its applicable Affiliate or designee that bears any Schering-Plough trademark, such license is for a term of one (1) year from the date such Product is supplied to Centocor or its applicable Affiliate or designee.  Centocor shall use Diligent Efforts to provide Schering-Plough, promptly after the Termination Time, with any packaging artwork to be used in connection with any Transition Manufacturing Services to be performed by Schering-Plough, which shall be subject to the approval of Schering-Plough, not to be unreasonably withheld.  All such packaging artwork shall be compatible with the packaging equipment and systems utilized as of the date of this Agreement to package Product and shall not include any Schering-Plough trademarks, service marks, or trade dress.  Centocor shall be solely responsible for obtaining all Marketing Authorizations necessary for the use of such artwork.  In exercising its rights under the license granted in this Section 4.15, Centocor shall, and shall cause its Affiliates to: (a) sell each Product only in its original form, without addition, alteration or contamination of any kind whatsoever, except that Products may be re-labeled or re-stickered if necessary; (b) sell each Product only in its original packaging and with its original labeling, without modifying, removing, or covering any trademarks or other markings appearing thereon without the consent of Schering-Plough, not to be unreasonably withheld; (c) sell and market each Product in compliance with all applicable Law; and (d) sell only Products whose standard of quality is substantially the same as the standard of quality enforced with respect to such Product prior to the date of this Agreement.

4.16.          Employee Matters.

(a)     Designated Employees.  Notwithstanding anything to the contrary set forth in Section 4.9, and without prejudice to any local legal requirements concerning transfer of employment-related rights by operation of Law, during the Permitted Solicitation Period, any Centocor Party or its Affiliates may directly solicit for employment any of the Restricted Employees of Schering-Plough or its Affiliates employed in the Relinquished Territories whose employment is scheduled to be involuntarily terminated by Schering-Plough or its Affiliates following the Termination Time, or following any applicable period of Elected Transition Services in connection with the transactions contemplated by this Agreement (each such Restricted Employee, a “Designated Employee”), and may subsequently employ such Designated Employee; provided, however that such employment shall not commence until the later of the Termination Time or the end of any applicable period of Elected Transition Services.  For this purpose, Schering-Plough shall, or shall cause one of its Affiliates to, (i) provide to Centocor, on or before May 15, 2011 (or as soon as reasonably practicable thereafter if required by local Laws or practice) and subject to Section 4.16(d), a list of the Designated Employees in each Relinquished Territory, and (ii) provide representatives of the Centocor Parties reasonable access to the Designated Employees to interview or otherwise consider for employment. Centocor and its Affiliates shall conduct such interviewing process and utilize such hiring practices and procedures in accordance with applicable local Law with respect to each Relinquished Territory and may make offers of employment to any such Designated Employee based on such terms and conditions as it may determine in its sole discretion consistent with local Laws and the restrictions of this Section 4.16(a).  The term “Permitted Solicitation Period” shall mean both (A) the period beginning on the date of this Agreement and ending on August 1, 2011, or at the end of any applicable period for providing Elected Transition Services; and (B) the period beginning on August 1, 2011, or at the end of any applicable period of providing Elected Transition Services, and ending on the first anniversary of this Agreement, but only if such Designated Employee’s employment has actually been voluntarily or involuntarily terminated.

(b)     Certain Employees in Canada.  With respect to Restricted Employees of Schering-Plough or its Affiliates that are employed in Canada (each such Restricted Employee, a “Canadian Employee”), notwithstanding anything to the contrary set forth in Section 4.9 and without prejudice to any local legal requirements concerning transfer of employment-related rights by operation of Law, prior to the Termination Time, but effective as of the Termination Time, the Centocor Parties or its Affiliates shall make offers of employment, in accordance with Section 4.16(c), to (i) each Canadian Employee who is a field-based member of the sales force solely dedicated to the Remicade Product and the Golimumab Product; and (ii) each Canadian Employee who is based in the field and solely dedicated to the operation of the infusion center network used, maintained or sponsored by Schering-Plough and its Affiliates as it exists as of the Termination Time (each such employee described in clause (i) and (ii), a “Mandated Canadian Employee” and upon accepting an offer of employment from any of the Centocor Parties or their relevant Affiliates, a “Transferred Employee”).  For this purpose, Schering-Plough shall, or shall cause one of its Affiliates to, provide to the Centocor Parties, on or before the thirtieth (30th) day following the date of this Agreement, and subject to Section 4.16(d), a list of such Mandated Canadian Employees.

(c)     Terms of Employment for Transferred Employees.  Each offer of employment made pursuant to Section 4.16(b), shall be communicated in a writing the form of which shall be determined by Centocor and reasonably acceptable to Schering-Plough and shall provide, for a period of at least one (1) year following the Termination Time, with respect to each such Mandated Canadian Employee (i) the same base salary or base wages, and target cash bonus opportunity as were in effect immediately prior to the Termination Time, and (ii) severance benefits following termination of employment from the Centocor Parties or its Affiliates that are not less favorable than those provided to similarly situated employees of the Centocor Parties, with recognition of prior service with Schering-Plough and its Affiliates to the same extent as recognized by Schering-Plough and its Affiliates under its analogous severance plan.  Nothing in this Agreement shall limit the right of the Centocor Parties to terminate the employment of any Transferred Employee following the Termination Time, consistent with local Laws.  Subject to the provisions of this Section 4.16(c) and any requirements of local Laws, as of the first day following the Termination Time, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of the Centocor Parties and its Affiliates relating to compensation and employee benefits (each, a “Centocor Benefit Plan”) on the same terms as similarly situated employees of the Centocor Parties and its Affiliates, provided that the Centocor Parties may terminate any such Centocor Benefit Plan at any time.  For purposes of eligibility, vesting, and determination of the level of benefits (but not for purposes of benefit accrual under a defined benefit type pension plan) under the Centocor Benefit Plans, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Termination Time under any comparable employee benefit plans, programs and arrangements of Schering-Plough and its Affiliates (collectively, the “Schering-Plough Benefit Plans”) in which such Transferred Employee participated immediately prior to the Termination Time, except to the extent such credit would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing:  (A) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Centocor Benefit Plans to the extent that coverage under such Centocor Benefit Plans replaces coverage under comparable Schering-Plough Benefit Plans in which such Transferred Employee participated immediately before the Termination Time; and (B) for purposes of each Centocor Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, the Centocor Parties shall cause all pre-existing condition exclusions and actively-at-work requirements of such Centocor Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, and the Centocor Parties shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Schering-Plough Benefit Plans ending on the date such Transferred Employee’s participation in the corresponding Centocor Benefit Plan begins to be taken into account under such Centocor Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Centocor Benefit Plan.  Except as otherwise set forth in this Section 4.16 or required by local Laws, Transferred Employees shall be subject to other personnel and compensation policies and practices of the Centocor Parties in the same manner as similarly situated employees of the Centocor Parties.

(d)     Employee Lists.  With respect to the lists of Designated Employees and Mandated Canadian Employees to be provided to the Centocor Parties pursuant to Sections 4.16(a) and 4.16(b), respectively, such lists shall be compiled subject to any applicable privacy or other Laws in the applicable Relinquished Territories. To the extent that consent of a Designated Employee or Mandated Canadian Employee, as applicable, is required in order to comply with Law, Schering-Plough and its Affiliates shall use commercially reasonable efforts to obtain such consent.

(e)     Employee Liability.  Except as set forth in Section 4.16(f), with respect to the Transferred Employees and any Designated Employee hired by the Centocor Parties, (i) Schering-Plough and its Affiliates shall be responsible for any and all liabilities for compensation and employee benefits (including any liability, lien, fine, penalty, or tax with respect to any employee benefit plan) relating to periods ending on or prior to the date the employees' employment with Schering-Plough or its Affiliates ends, including, without limitation, unemployment benefits, accrued payroll, employment or termination payments, vacation, sick pay and associated payroll tax liabilities, pension or other retirement plan obligations; acceleration of benefits and any and all other liabilities associated with or related to the employment of the employees of Schering-Plough or its Affiliates in the Relinquished Territories through the date on which the employee’s employment with Schering-Plough or its Affiliates is terminated, and (ii) the Centocor Parties or its Affiliates shall be responsible for all such obligations (including notice obligations) and liabilities with respect to periods beginning on and after the employees' employment with the Centocor Parties begins.

(f)     Severance.  With respect to each Mandated Canadian Employee (whether or not such Mandated Canadian Employee becomes a Transferred Employee), the Centocor Parties shall be responsible for all cash severance and benefit continuation obligations, statutory termination payments, notice periods, termination indemnities or similar obligations (“Severance Benefits”) that become payable or due in the event of a termination of such Mandated Canadian Employee’s employment in connection with the transactions contemplated by this Agreement that entitles such Mandated Canadian Employee to such Severance Benefits under the terms of any severance plan, practice, policy or other arrangement in which such Mandated Canadian Employee participates immediately prior to the Termination Time or in accordance with applicable local Law; provided, however, that in the event that, with respect to any Transferred Employee, an obligation to provide Severance Benefits is triggered as a result of such Transferred Employee’s termination of employment by Schering-Plough or its Affiliates due to the transactions contemplated by this Agreement then, notwithstanding anything in this sentence or in Section 4.16(c), such Transferred Employee shall only be credited with service as of the Termination Time for purposes of determining such Transferred Employee’s Severance Benefits that may apply following a termination of service from Centocor or any of its Affiliates at any time after the Termination Time.  The Centocor Parties shall reimburse Schering-Plough for the cost of any such Severance Benefits.  However, notwithstanding any provision of this Section 4.16(f) or Section 4.16(c), the liability of the Centocor Parties pursuant to this Section 4.16(f) with respect to Severance Benefits for any Mandated Canadian Employee shall be limited to the amounts that Schering-Plough or its applicable Affiliate reasonably decides, consistent with past practice (as applicable), are payable to such Mandated Canadian Employee pursuant to applicable Laws or the written terms of the severance plan, practice, policy or other written arrangement applicable to such Mandated Canadian Employee.  The Parties intend that the transactions contemplated by this Agreement will cause a Mandated Canadian Employee to have continuous and uninterrupted employment immediately before and immediately after the Termination Time; provided, however, that Schering-Plough makes no representation or warranty and, subject to the preceding sentence, shall have no liability to any Mandated Canadian Employee or the Centocor Parties with respect to Severance Benefits to the extent that the transactions contemplated by this Agreement trigger Severance Benefits to become due to any Mandated Canadian Employee in accordance with applicable Law or under the terms of the applicable separation, termination or severance benefit program as such terms are reasonably interpreted by the relevant administrator.

(g)     Retention of Certain Employees.  Subject to any applicable Law, (i) Schering-Plough and its Affiliates may solicit and secure the continued employment of any Designated Employee (other than a Mandated Canadian Employee); and (ii) any Designated Employee (other than a Mandated Canadian Employee) may bid on any available position that is internally or externally advertised as an open position by Schering-Plough and its Affiliates in the normal course of business and if offered the position, such Designated Employee may accept such position; provided, however, that with respect to a Designated Employee who is a Product Sales Representative, any such transfer or new position shall not commence before the earlier of October 1, 2011 or the end of the applicable period for providing Elected Transition Services.  Notwithstanding the foregoing, with respect to any Designated Employee who has (A) accepted an offer of employment from Centocor or any of its Affiliates, Schering-Plough and its Affiliates shall not, after written notice of such acceptance has been received by a human resources representative for the applicable Schering-Plough Affiliate in the applicable Relinquished Territory, solicit or offer a position to, or change the terms of any offer that may be outstanding to, such Designated Employee within the sixty (60)-day period prior to that Designated Employee’s start date with Centocor or its Affiliate (as stated in such notice), and on or after such start date, Schering-Plough and its Affiliates shall be subject to Section 4.9 with respect to such Designated Employee, or (B) accepted a transfer to another position to continue employment with Schering-Plough or any of its Affiliates, Centocor and its Affiliates shall not, after written notice of such acceptance has been received by a human resources representative for the applicable Centocor Affiliate in the applicable Relinquished Territory, solicit or offer a position to, or change the terms of any offer that may be outstanding to, such Designated Employee within the sixty (60)-day period prior to that Designated Employee’s start date of the new position with Schering-Plough or any of its Affiliates (as stated in such notice), and on or after such start date, Centocor and its Affiliates shall be subject to Section 4.9 with respect to such Designated Employee.

(h)     Miscellaneous.  Nothing contained in this Section 4.16 shall be treated as an amendment of any particular Schering-Plough Benefit Plan or Centocor Benefit Plan. Notwithstanding anything to the contrary, neither Designated Employees nor Canadian Employees shall be considered third-party beneficiaries under this Agreement.

4.17.          Parallel Imports.  No Party shall, and each of the Parties shall cause their respective Affiliates not to, actively import, sell, distribute or transfer (other than to the other Party and its Affiliates) any Product (a) in or to, or for resale in, countries outside of, or (b) to any Person which such Party knows is reasonably likely to sell or distribute such Product outside of, (i) with respect to Schering-Plough and its Affiliates, the Retained Territories and, (ii) with respect to Centocor and its Affiliates, those countries other than the Retained Territories.

4.18.          Notices and Cure Period.  Notwithstanding any other provision of this Agreement, no Party shall be deemed to have failed to exercise Diligent Efforts unless (a) the Party alleging such non-performance shall have delivered written notice to the applicable Party specifying in reasonable detail the manner in which such Party has failed to exercise Diligent Efforts as required by the provisions of this Agreement and (b) the Party receiving such notice shall have failed to cure such non-performance within fifteen (15) days following the date of receipt of such notice.

ARTICLE V

SETTLEMENT AND RELEASES

5.1.          Settlement of Arbitration Proceeding.

(a)     Termination of Arbitration Proceeding.  On the date of this Agreement, the Parties will execute a joint letter to the panel presiding over the Arbitration Proceeding, in the form attached hereto as Exhibit A (the “Arbitration Settlement Notice”), notifying the panel that the Parties have settled and fully and finally resolved any and all claims and counterclaims brought in the Arbitration Proceeding and stating that the Arbitration Proceeding shall immediately be terminated.  The fully executed Arbitration Settlement Notice shall be delivered by Centocor’s counsel to the panel, copying Schering-Plough’s counsel, within one Business Day from the date of this Agreement by email and regular mail.

(b)     Arbitration Fees and Expenses.  All fees and expenses incurred in connection with the Arbitration Proceeding shall be paid by the Party incurring such expenses.  Each Party shall pay fifty percent (50%) of all fees, costs, expenses or other amounts invoiced by the Arbitrators and/or the organization with which the Arbitrators are affiliated.

(c)     Full Settlement.  The Parties understand and agree that this Agreement and the Arbitration Settlement Notice executed and delivered as of the date of this Agreement are intended to settle and fully and finally resolve any and all claims and counterclaims brought as part of the Arbitration Proceeding and shall be effective as a full and final accord and satisfaction and release of all such matters.

5.2.          Mutual Releases.

(a)     Effective at and as of the date of this Agreement, for good and valuable consideration, the adequacy of which is hereby confirmed, each Party to this Agreement on behalf of itself and each of its Affiliates and each of their respective directors, officers, employees, advisors, attorneys, professionals, agents, partners, stockholders, members, associates, representatives, predecessors, successors and assigns, both past and present, and all other Persons acting on behalf of, by, through, under or in concert with, any and all of the foregoing (but solely in their respective capacities as such) (each, a “Releasing Party”), hereby, irrevocably and unconditionally, forever release, waive and forever discharge each other Party and each of such other Party’s Affiliates and each of their respective directors, officers, employees, advisors, attorneys, professionals, agents, partners, stockholders, members, associates, representatives, predecessors, successors and assigns, both past and present, and all other Persons acting on behalf of, by, through, under or in concert with, any and all of the foregoing (but solely in their respective capacities as such) (all such Persons, collectively, the “Releasees”), of and from any and all claims, obligations, suits, judgments, damages (direct, indirect, consequential or otherwise), lost profits, demands, debts, rights, actions or causes of action, commitments, indebtedness, promises, costs, expenses, fees (including attorneys’ fees) and liabilities of any kind whatsoever (collectively, the “Released Claims”), in connection with (i) any and all claims and counterclaims brought in the Arbitration Proceeding,  and (ii) any and all claims and counterclaims based on, arising out of, and/or otherwise relating to that certain Agreement and Plan of Merger, dated as of March 8, 2009, by and among Merck & Co., Inc., Schering-Plough Corporation, Blue, Inc., and Purple, Inc.,  as well as the consummation of the transactions contemplated by that same Agreement and Plan of Merger, that could have been brought in an arbitration proceeding pursuant to the terms of the Distribution Agreement, whether liquidated or unliquidated, fixed or contingent, asserted or unasserted, matured or unmatured, known or unknown, foreseen or unforeseen or otherwise, of every kind and nature (whether direct, derivative or otherwise), in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, then existing or thereunder arising, in any federal, state or local law or of common, statutory or regulatory law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the date of this Agreement.

(b)     For the avoidance of doubt, the release set forth in Section 5.2(a) shall in no way apply to: (i) any claims arising out of, or otherwise relating to, any obligations of any party under any of the Transaction Agreements, (ii) any claims arising out of, or otherwise relating to, any provision of the Distribution Agreement other than Section 8.2(c) or that portion of Section 12.8 that concerns assignment of the Distribution Agreement, (iii) any other obligations of any party under any document, instrument or agreement executed to implement, or otherwise entered into as part of, or as a result of, the Transactions, or (iv) any claims arising out of, or relating to, any contract or other arrangement between any of the Parties and/or between any of the Parties and any other Person that is not being expressly restructured, amended or modified in connection with the Transactions.

(c)     Each of Schering-Plough and the Centocor Parties represents and warrants to the other Party that neither it nor any of such Party’s Releasing Parties has heretofore assigned, transferred or purported to assign or transfer, and it shall not, and shall cause its Releasing Parties not to, hereafter assign or transfer or purport to assign or transfer, to any Person any Released Claims it or such Releasing Party has released in Section 5.2(a), and such Party agrees to indemnify and hold harmless the other Party’s Releasees from and against all Released Claims based on, resulting from, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such Released Claims that it has released hereunder, in whole or in part.

(d)     It is the intention of each Party on behalf of itself and on behalf of each of its Releasing Parties to extinguish all Released Claims and, consistent with such intention, each Party on behalf of itself and on behalf of each of its Releasing Parties hereby expressly waives its rights, to the fullest extent permitted by Law, to any benefits of any Law that may have the effect of limiting the releases set forth herein.  Each Party further covenants not to institute, commence, prosecute or participate in or encourage any other party to institute, commence, prosecute or participate in, any claims, actions, lawsuits or causes of action relating to or arising out of any Released Claims.  Each Party acknowledges that it may discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of the releases granted herein, but acknowledges that it is its intention to fully, finally and forever settle, release and discharge any and all Released Claims hereby known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1.          Representations of Schering-Plough.  Except as set forth in the corresponding sections of each of the disclosure schedules delivered by Schering-Plough to Centocor on the date hereof or to be delivered by Schering-Plough to Centocor pursuant to Section 6.3 (each, a “Schering-Plough Disclosure Schedule”), Schering-Plough hereby represents and warrants to each of the Centocor Parties, (i) as of the date of this Agreement, with respect to the representations and warranties set forth in Sections 6.1(a) through 6.1(d) and 6.1(j), and (ii) with respect to the representations and warranties set forth in Sections 6.1(e) through 6.1(i), as of the date on which each Schering-Plough Disclosure Schedule with respect to such applicable Section is delivered by Schering-Plough to Centocor either on the date hereof or pursuant to Section 6.3 (each, a “Disclosure Schedule Date”), as follows:

(a)     Organization.  Schering-Plough and each of its Affiliates that is involved in the Transactions, whether because it is transferring Transferred Assets or otherwise (each such Person, a “Schering Relevant Person”) has been duly incorporated, organized or formed, as applicable, and is validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable.  Each Schering Relevant Person is duly qualified to do business in each jurisdiction in which it is required to so qualify.

(b)     Authorization.  Each Schering Relevant Person has full power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions.  Each Schering Relevant Person has duly authorized (or in the case of other Transaction Agreements, will duly authorize) the execution and delivery of the Transaction Agreements to which it is or will be a party and the performance of its obligations thereunder and the consummation of the Transactions.

(c)     Enforceability.  Each Transaction Agreement to which a Schering Relevant Person is or will be a party, when executed and delivered, will constitute the valid and legally binding obligation of such Person, enforceable against such Person in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)     No Violation.  The execution, delivery and performance of the Transaction Agreements by each Schering Relevant Person, and the consummation of the Transactions, does not and will not (i) conflict with or violate any provision of the organizational documents of such Person, or (ii) conflict with or violate any provision of any Law applicable to such Schering Relevant Person or by which such Schering Relevant Person, or its properties, is bound or affected.

(e)     Assets.  Each Schering Relevant Person transferring Transferred Assets has sole and exclusive title to, or in the case of Transferred Intellectual Property held under a license, a sole and exclusive, enforceable interest in, or adequate rights to use, all of the Transferred Assets, free and clear of Encumbrances (other than Permitted Encumbrances).  The Transferred Assets and the Commingled Assets, together with the other assets used or to be used by Schering-Plough and its Affiliates to provide Elected Transition Services and Transition Manufacturing Services, collectively constitute all assets used by Schering-Plough and its Affiliates to Commercialize the Products in the Relinquished Territories.

(f)     Inventory.  Without limiting Schering-Plough’s or its Affiliates’ remedies under Section 5.7 of the Initial Distribution Agreement, Section 3.5 of the Remicade Supply Agreement or Section 3.5 of the Simponi Supply Agreement, the Transferred Inventory:

(i)	has been manufactured, stored and shipped in accordance with all applicable specifications and good manufacturing practices, all other applicable Laws in the country of manufacture and in the applicable Relinquished Territory;

(ii)	is not adulterated or misbranded as provided for under any applicable Law in effect in the country of manufacture or in the applicable Relinquished Territory;

(iii)	conforms to the specifications for the Product in the then current Marketing Authorization of each country in the Relinquished Territory;

(iv)	has been stored or caused to be stored by the applicable Schering Relevant Person at 2-8° Celsius at all times; and

(v)	has been labeled and packaged in accordance with all applicable Laws and Marketing Authorizations in the applicable Relinquished Territory.

(g)     Compliance With Law.

(i)     (A) Each Schering Relevant Person is in compliance in all material respects with all Laws and Marketing Authorizations applicable to it and its activities under the Distribution Agreement with respect to the Relinquished Territories or otherwise related to the Products in the Relinquished Territories, including the U.S. Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.  (B) No Schering Relevant Person is the subject of any civil, criminal or administrative action which, if adversely determined, would materially adversely affect the Commercialization of a Product in a Relinquished Territory or the Transferred Assets or Schering-Plough’s ability to perform its obligations under this Agreement.  (C) No Schering Relevant Person is, in any material respect, in breach or violation of, or default under, any Marketing Authorization in any of the Material Relinquished Territories.  (D) All submissions and representations that have been made by or on behalf of Schering-Plough or its Affiliates to any Governmental Authority in connection with any Marketing Authorizations for the Products in the Relinquished Territories have been made in good faith, and, in the aggregate, have contained accurate and complete data and information in all material respects, and no such submission or representation has contained any material inaccuracy or failed in any material respect to include all data and information required at that time to be set forth therein.

(ii)     Between June 30, 2009 and the date of this Agreement (or the applicable Disclosure Schedule Date, if applicable) Schering-Plough has not received any written or, to its Knowledge, oral notice from a Governmental Authority in a Material Relinquished Territory alleging that any Product or any of the Transferred Assets, or the ownership, manufacturing, operation, storage, warehousing, packaging, labeling, sale, marketing, handling or testing of the Products is in violation in any material respect of any applicable Law or any Marketing Authorization.

(h)     Litigation.  There is no pending or, to the Knowledge of Schering-Plough, threatened, in any Material Relinquished Territory, claim or action to which a Schering Relevant Person is or would be a party where an adverse result would reasonably be expected to materially adversely affect the Commercialization of a Product in a Relinquished Territory.

(i)     Contracts.  None of Schering-Plough or any of its Affiliates is in breach in any material respect of its obligations under any of the Transferred Contracts or has repudiated in writing any of the Transferred Contracts.  To the Knowledge of Schering-Plough, (A) no written notice of breach of any of the Transferred Contracts has been delivered to any counterparty thereto in any of the Material Relinquished Territories, and (B) no counterparty has repudiated in writing any Transferred Contract in any of the Material Relinquished Territories.

(j)     Additional Representations.  Except as set forth on Schedule 6.1(j) of the Schering-Plough Disclosure Schedule, as of the date hereof, (i) to the Knowledge of Schering-Plough, there are no material investigations by a Governmental Authority, (ii) there are no litigations pending against Schering-Plough or any of its Affiliates, and (iii) there are no breaches by Schering-Plough or any of its Affiliates of any Material Contracts, in each case that (a) relate to the Products in any Principal Territory and (b) if adversely determined would have a material adverse effect on the Commercialization of the Products in a Principal Territory.

6.2.          Representations of Centocor.  Centocor hereby represents and warrants to Schering-Plough, as of the date of this Agreement and as of the Termination Time, as follows:

(a)     Organization.  Centocor and each of its Affiliates that is involved in the Transactions, whether because it is receiving Transferred Assets or otherwise (each such Person, a “Centocor Relevant Person”) has been duly incorporated, organized or formed, as applicable, and is validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable.  Each Centocor Relevant Person is duly qualified to do business in each jurisdiction in which it is required to so qualify.

(b)     Authorization.  Each Centocor Relevant Person has full power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions.  Each Centocor Relevant Person has duly authorized (or in the case of other Transaction Agreements, will duly authorize) the execution and delivery of the Transaction Agreements to which it is or will be a party and the performance of its obligations thereunder and the consummation of the Transactions.

(c)     Enforceability.  Each Transaction Agreement to which a Centocor Relevant Person is or will be a party, when executed and delivered, will constitute the valid and legally binding obligation of such Person, enforceable against such Person in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)     No Violation.  The execution, delivery and performance of the Transaction Agreements by each Centocor Relevant Person, and the consummation of the Transactions, does not and will not (i) conflict with or violate any provision of the organizational documents of such Person, or (ii) conflict with or violate any provision of any Law applicable to such Centocor Relevant Person or by which such Centocor Relevant Person, or its properties, is bound or affected.

6.3.          Schering-Plough Disclosure Schedule.

(a)     Schering-Plough shall deliver to Centocor the following Schering-Plough Disclosure Schedules with respect to the representations and warranties of Schering-Plough that are set forth in Sections 6.1(e) through 6.1(i) as follows:

(i)          within thirty (30) days after the date hereof, a Schering-Plough Disclosure Schedule with respect to the Principal Territories;

(ii)         within sixty (60) days after the date hereof, a Schering-Plough Disclosure Schedule with respect to the Material Relinquished Territories (other than the Principal Territories); and

(iii)         no later than five (5) days prior to the Termination Time, a Schering-Plough Disclosure Schedule with respect to the Other Territories (other than the Material Relinquished Territories).

(b)     For the purposes of this Agreement, any matter that is disclosed in any Schering-Plough Disclosure Schedule in a manner that makes its relevance to one or more other schedules readily apparent on its face shall be deemed to have been included in such other schedules, notwithstanding the omission of a cross reference thereto.  No reference to or disclosure of any item or other matter in any Schering-Plough Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in such Schering-Plough Disclosure Schedule.  The information set forth in each Schering-Plough Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any Contractual Right.  Each Schering-Plough Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Schering-Plough contained in this Agreement.  Nothing in any Schering-Plough Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  The matters reflected in each Schering-Plough Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in such Schering-Plough Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

6.4.          Disclaimer.  Notwithstanding anything to the contrary contained in this Agreement (but without limiting the obligations of Schering-Plough under Sections 2.4(c) and 2.4(d) to provide the true, complete and accurate lists and copies described therein), none of the Parties nor any of their respective Affiliates, representatives or advisors has made, or shall be deemed to have made, to any other Party any representations or warranties other than those expressly set forth in this ARTICLE VI and Sections 5.2(c) and 8.14.  Without limiting the generality of the foregoing, each Party acknowledges and agrees that, without limiting the representations and warranties expressly made in this ARTICLE VI and Sections 5.2(c) and 8.14, no representation or warranty has been made or is being made herein to such Party or any other Person (a) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets, including the Transferred Inventory, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent (or any other representation or warranty referred to in Section 2-312 of the uniform commercial code of any applicable jurisdiction), (b) with respect to any projections, forecasts, business plans or estimates or (c) with respect to any other information or documents made available at any time to such Party or any other Person including pursuant to Section 2.4(b).

ARTICLE VII

INDEMNIFICATION

7.1.          Indemnification by Centocor.  Each of the Centocor Parties, individually and severally, shall defend, indemnify and hold Schering-Plough and its Affiliates and their respective directors, officers, employees and agents (the “Schering-Plough Indemnitees”) harmless from and against all claims, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Indemnifiable Losses”), whether or not involving a Third Party Claim, based upon, arising out of or resulting from (a) any breach by any Centocor Party of, or any inaccuracy in, any of such Party’s representations and warranties contained in ARTICLE VI or Sections 5.2(c) or 8.14 of this Agreement or in any of the Transition Agreements, (b) any breach by any Centocor Party of any of such Party’s covenants contained in this Agreement or any of the Transition Agreements, (c) the acts or omissions of Centocor or its designee pursuant to an exclusive distribution arrangement under Section 2.3, (d) any use pursuant to Section 4.15 by Centocor or its Affiliates after the Termination Time of any trademarks, trade dress, service marks or domain names owned or controlled by Schering-Plough or any of its Affiliates, (e) the Commingled Assets to the extent arising out of the use thereof by or on behalf of Centocor or any of its Affiliates after the Termination Time pursuant to Section 2.4(d), (f) the Non-Consented Assets to the extent arising out of the use thereof by or on behalf of Centocor or any of its Affiliates after the Termination Time pursuant to, and without limiting the Parties’ obligations under, Section 2.4(f), (g) the Assumed Liabilities or (h) any liability or obligation under any Excluded Contract.  The Centocor Parties shall be obligated to indemnify, defend and hold the Schering-Plough Indemnitees harmless under the terms and conditions of this Section 7.1 except to the extent that such Indemnifiable Losses arise from the negligence, gross negligence, willful misconduct or illegal acts of or breach of this Agreement or any of the Transition Agreements by any Schering-Plough Indemnitees.

7.2.          Indemnification by Schering-Plough.  Schering-Plough shall defend, indemnify and hold the Centocor Parties and their Affiliates and their respective directors, officers, employees and agents (the “Centocor Indemnitees”) harmless from and against any Indemnifiable Losses, whether or not involving a Third Party Claim, based upon, arising out of or resulting from (a) any breach by Schering-Plough of, or any inaccuracy in, any of its representations and warranties contained in ARTICLE VI or Sections 5.2(c) or 8.14 of this Agreement or in any of the Transition Agreements, (b) any breach by Schering-Plough of any of its covenants contained in this Agreement or any of the Transition Agreements (other than with respect to Elected Transition Services, Transition Manufacturing Services (except to the extent provided in Section 7.2(h)) or Interim Commercialization Services pursuant to this Agreement or any of the Transition Agreements), (c) any gross negligence, willful misconduct or illegal acts of Schering-Plough or any of its Affiliates in performing their covenants contained in this Agreement or any of the Transition Agreements with respect to Elected Transition Services, Transition Manufacturing Services or Interim Commercialization Services, (d) solely with respect to Third Party Claims, any negligence of Schering-Plough or any of its Affiliates in performing their covenants contained in this Agreement or any of the Transition Agreements with respect to Elected Transition Services, Transition Manufacturing Services or Interim Commercialization Services, (e) any liability to or in respect of any current or former employee of Schering-Plough or any of its Affiliates arising out of or in connection with his or her employment by Schering-Plough or its Affiliate, except to the extent (if any) that Centocor or its Affiliates expressly agrees in this Agreement to bear any costs or expenses thereof, (f) the failure of Schering-Plough to deliver to Centocor by June 1, 2011, any Transferred Contract not otherwise required to be delivered pursuant to Section 2.4(c)(ii), but, with respect to any such Transferred Contract, only to the extent of Indemnifiable Losses relating to the period between June 1, 2011 and the date that is thirty (30) days after delivery of such Transferred Contract, (g) liabilities described in the last sentence of Section 2.6 or (h) any breach by Schering-Plough of its allocation obligations in accordance with Section 4 of Schedule 2.2(d)(i) (or the corresponding obligations in the Transition Manufacturing Agreement).  Schering-Plough shall be obligated to indemnify, defend and hold the Centocor Indemnitees harmless under the terms and conditions of this Section 7.2 except to the extent that such Indemnifiable Losses arise from (i) the negligence, gross negligence, willful misconduct or illegal acts of or breach of this Agreement or any of the Transition Agreements by any of the Centocor Indemnitees or (ii) the breach by Centocor or its Affiliates of any of their respective obligations under the Remicade Supply Agreement, the Simponi Supply Agreement or Schedule 2.2(d)(i) (or the corresponding obligations under the Transition Manufacturing Agreement).

7.3.          Procedures.  For purposes of this Agreement, “Third Party Claim” means a suit, action or claim asserted by any Person, other than a Party or any of their respective Affiliates, against a Party or any of its Affiliates or any of their respective directors, officers, employees and agents.  Each Party agrees to promptly give the other Party written notice of any claim, including any Third Party Claim, for which indemnification may be sought by such first Party under this Agreement; provided, however, that the failure of an indemnified Party to provide notice of a claim shall only affect the indemnified Party’s right to indemnification if and to the extent that such failure has a material adverse effect on the indemnifying Party’s ability to defend the claim or the nature or amount of such claim.  The indemnifying Party shall have the right to assume control of the defense of any Third Party Claim if it has also assumed responsibility in writing for indemnifying the indemnified Party in respect of such Third Party Claim; provided, however, that if in the reasonable judgment of the indemnified Party, such Third Party Claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement with respect to such Third Party Claim and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any other indemnification rights which such Party may have at law or in equity.  If the indemnifying Party controls the defense of the Third Party Claim, the indemnified Party may fully participate in (but not control) the defense thereof and be represented by separate counsel at its sole cost and expense.

7.4.          Settlement of Claims.  Neither Schering-Plough nor Centocor may settle a Third Party Claim related to any Indemnifiable Losses without the consent of the other Party in writing (not to be unreasonably withheld, delayed or conditioned), if such settlement would impose any monetary obligation on the other Party or require the other Party to submit or be subject to an injunction or other equitable remedy or otherwise limit the other Party’s rights under this Agreement.  Any payment made by a Party to settle any such Third Party Claim shall be at its own cost and expense.

7.5.          Survival.  All of the representations and warranties of the Parties set forth in Sections 6.1(e) (other than the first sentence thereof), and 6.1(f) through 6.1(j) shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m. (New York City time) on the date that is the eighteen (18)-month anniversary of the day immediately following the Termination Time, and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification is brought against the indemnifying Party based upon fraud or has been made prior to such time for any breach thereof).  All of the representations and warranties set forth in Sections 6.1(a) through 6.1(d), the first sentence of 6.1(e), and 6.2(a) through 6.2(d) shall survive without limitation.

7.6.          Limitation of Liability.  With respect to any claim by any Party against any other Party arising out of the performance or failure of performance of the other Party under this Agreement or any other Transaction Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall not include exemplary or punitive damages; provided, however, that this sentence shall not limit any Party’s obligations under ARTICLE VII to indemnify against Third Party Claims, even if such Third Party Claims assert exemplary or punitive damages.

7.7.          Limitations.

(a)     Schering-Plough will have no obligation to indemnify the Centocor Indemnitees pursuant to Section 7.2 or any of the Transition Agreements unless and until the aggregate amount of all such Indemnifiable Losses incurred or suffered by the Centocor Indemnitees exceeds US$10,000,000, at which point Schering-Plough shall be liable for all such Indemnifiable Losses from the first dollar.  Schering-Plough’s aggregate liability for indemnification claims seeking lost profits of any kind, nature or form pursuant to Section 7.2 or any of the Transition Agreements (other than claims for breaches described in Section 7.2(h)) shall be capped at, and shall not exceed, US$100,000,000.  Notwithstanding the foregoing, the limitations set forth in this Section 7.7(a) will not apply to (i) Indemnifiable Losses related to or involving Third Party Claims, (ii) claims brought against the indemnifying Party based upon illegal acts or fraud or (iii) claims for breach of Section 2.7 or ARTICLE V.

(b)     Schering-Plough will have no obligation to indemnify the Centocor Indemnitees pursuant to (i) Section 7.2(c), 7.2(d) or 7.2(h) for Indemnifiable Losses arising or notified to Schering-Plough after the date that is six (6) months after the last day Schering-Plough and its Affiliates were required to provide the applicable Elected Transition Services, Transition Manufacturing Services or Interim Commercialization Services or (ii) pursuant to Section 7.2(f), with respect to any Transferred Contract covered thereby, for Indemnifiable Losses arising or notified to Schering-Plough after the date that is six (6) months after the date Schering-Plough delivers such Transferred Contract to Centocor.

7.8.          Exclusive Remedies Following the Termination Time.  Without limiting the rights of the Parties to specific performance or injunctive relief pursuant to Section 8.12, or the rights and responsibilities of the Parties as set forth in Section 2.6, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of the Schering-Plough Indemnitees and the Centocor Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement, the Transition Agreements and the Transactions, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or therein, other than (a) in respect of claims for breach of Section 2.7 or ARTICLE V, (b) in respect of claims brought against the indemnifying Party based on conduct constituting fraud or fraud in the inducement or (c) remedies that cannot be waived as a matter of Law.  For the avoidance of doubt, the provisions of this Section 7.8 do not limit or modify the rights, remedies or obligations of the Parties under the Distribution Agreement with respect to matters not relating to this Agreement, the Transition Agreements or the Transactions.  Any exception to the survival limitations in Section 7.5, the monetary limitations in Section 7.7 or the exclusivity provisions of Section 7.8 that is based on illegal conduct shall only constitute an exception for purposes thereof if a court of competent jurisdiction in the jurisdiction in which the alleged illegal conduct took place issues a final, non-appealable order finding such illegal conduct; solely for purposes of obtaining such an order, either Party may bring a claim or action relating to the alleged illegal conduct in such court notwithstanding the provisions of Section 8.11(b).

ARTICLE VIII

MISCELLANEOUS

8.1.          Effect of Second Amendment.  Except as and to the extent expressly modified by this Agreement, the Distribution Agreement and all side letters and all other ancillary or supplementary agreements executed or entered into in connection therewith (collectively, the “Related Agreements”) shall remain in full force and effect in all respects.  The Distribution Agreement and all Related Agreements, as modified, supplemented or amended by this Agreement, supersede all prior agreements and undertakings between the Parties with respect to the subject matters addressed in this Agreement.

8.2.          Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses unless specifically stated otherwise in this Agreement; provided that Centocor shall pay or bear (a) all filing fees payable to any Governmental Authority in connection with the Transactions contemplated hereby or by the Transition Services Agreement or Manufacturing Services Agreement and (b) all other reasonable out-of-pocket fees, costs and expenses relating to the transfer of the Transferred Assets, in each case except to the extent expressly reimbursable or payable to Schering-Plough pursuant to the Transition Services Agreement or Manufacturing Services Agreement.

8.3.          Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) five Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) one Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to the Centocor Parties:	Centocor Ortho Biotech Inc.
800/850 Ridgeview Drive
Horsham, PA 19044
Attention: President

With a copy (which shall not constitute notice) to:
Office of the General Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attention: General Counsel, Pharmaceuticals Group.

If to Schering-Plough:	Schering-Plough (Ireland) Company
c/o Merck & Co., Inc.
One Merck Drive
P.O. Box 100 WS3B-65
Whitehouse Station, NJ 08889
Attention: Bruce Kuhlik
Attention: Gary Rosenthal

With a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: David N. Shine

8.4.          Entire Agreement.  The Distribution Agreement, as amended by this Agreement, together with the Schedules and Exhibits hereto, and the Arbitration Settlement Notice, constitute the entire agreement of the Parties relating to the subject matter of this Agreement and supersede all prior agreements, whether oral or written, with respect to such subject matter.

8.5.          Severability.  Should any provision of this Agreement or the application of this Agreement to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or invalidity and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or invalidity in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction and (c) such unenforceability or invalidity shall not affect or invalidate any other provision of this Agreement.

8.6.          Amendment.  Neither this Agreement nor any of the terms of this Agreement may be terminated, amended, supplemented or modified orally, and may only be terminated, amended, supplemented or modified by an instrument in writing signed by each of the Parties; provided that the observance of any provision of this Agreement may be waived in writing by the Party that shall lose the benefit of such provision as a result of such waiver.

8.7.          Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise of any right or power under this Agreement or the exercise of any other right or power.  Failure on the part of a Party to complain of any act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until after the applicable statute of limitation period has run.

8.8.          Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective successors and assigns) any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

8.9.          Assignability.   This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that either Party may assign its rights (but not its obligations) hereunder to any of its Affiliates without the consent of any other Party.

8.10.        Delegation of Rights by Centocor.  The Parties acknowledge and agree that the Centocor Parties may, in their sole discretion designate an Affiliate or third party to receive the benefit of the rights granted to the Centocor Parties under this Agreement, including the right to receive Elected Transition Services, Interim Commercialization Services, Transition Manufacturing Services, Marketing Authorizations, Transferred Assets and Transferred Inventory, and Schering-Plough shall work in good faith with any such Affiliate or third party designated by a Centocor Party hereunder; provided, however, that, with respect to Centocor’s right to designate a third party, the foregoing would not have, or be reasonably likely to have, an adverse effect on Schering-Plough or its Affiliates, or require their incurrence of any additional costs or expenses, in each case as compared with Centocor’s designation of its Affiliate.

8.11.        Governing Law; Dispute Resolution.

(a)     This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of Pennsylvania, without regard to any conflict of laws rules and principles, which would dictate the application of the Law of another jurisdiction in the governance or construction of this Agreement.

(b)     Except as provided in this Section 8.11, the Parties agree to use the dispute resolution mechanism set forth in Section 12.7 of the Distribution Agreement, as modified by that certain Amended Appendix K to the Distribution Agreement entered into on February 17, 2010 in connection with the Arbitration Proceeding, with respect to any controversy, dispute or claim arising out of or relating to this Agreement.

8.12.        Specific Performance.

(a)     Notwithstanding anything in Section 8.11(b) to the contrary, each Party shall be entitled to seek an injunction, specific performance and other equitable relief or remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance or injunction without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.  For the avoidance of doubt, the Parties acknowledge and agree that the injunction, specific performance and other equitable relief and remedy contemplated by this Section 8.12(a) includes (as appropriate) both mandatory and prohibitory forms of relief and remedy.

(b)     With respect to any action, suit, or proceeding seeking the injunction, specific performance and other equitable relief and remedy contemplated by Section 8.12(a), each Party irrevocably and unconditionally agrees on behalf of itself and its Affiliates as follows:  (i) to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, and any appellate court thereof; (ii) that a final unappealable judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (iii) to waive and not to assert by way of motion, as a defense, or otherwise in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action, or proceeding is brought is an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that the related documents or the subject matter thereof may not be litigated in or by such courts; and (iv) to not seek and to waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction that might be called upon to grant an enforcement of such judgment.

8.13.        Remedies.  All remedies, either under this Agreement or by Law or otherwise afforded to the Parties, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

8.14.        Reliance on Counsel and Other Advisors.  Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

8.15.        Joinder.    Each of Cilag and Janssen is hereby made a party to the Distribution Agreement, and each agrees to be bound by and subject to the terms and conditions of the Distribution Agreement and this Agreement to the extent applicable to the Centocor Parties.

8.16.        Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

(Signature pages follow)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

THE CENTOCOR PARTIES: CENTOCOR ORTHO BIOTECH INC.
By:	/s/ Robert Bazemore, Jr.
Name: Robert Bazemore, Jr.
Title: President
CNA DEVELOPMENT LLC
By:	/s/ Ramon Rijos
Name: Ramon Rijos
Title: President
CILAG GMBH INTERNATIONAL
By:	/s/ Martin Hochstrasser
Name: Martin Hochstrasser
Title: Senior Director Strategic Business Support

By:	/s/ Marco Holdener
Name: Marco Holdener
Title: Finance Controller Sourcing
JANSSEN BIOLOGICS (IRELAND)
By:	/s/ Courtney L. Billington
Name: Courtney L. Billington
Title: Director
SCHERING-PLOUGH (IRELAND) COMPANY
By:	/s/ Bruce Kuhlik
Name: Bruce Kuhlik
Title: Executive Vice President and General Counsel

EXHIBIT D

RETAINED TERRITORIES

France
Monaco
St. Pierre Et Miquelon
Reunion
Germany
Italy
San Marino
Spain
Andorra
Ireland
United Kingdom (including Gibraltar and St. Helena)
Portugal
Azores
Madeira Islands
Holland
Belgium
Luxembourg
Poland
Hungary
Czech Republic
Slovak Republic
Greece
Cyprus
Malta
Romania
Slovenia
Croatia
Bosnia/Hercegovina
Bulgaria
Serbia
Montenegro
Macedonia
Albania
Kosovo
Switzerland
Liechtenstein
Austria
Denmark Greenland Iceland Norway Finland Latvia Estonia Lithuania Sweden Russia Turkey

EXHIBIT E

RELINQUISHED TERRITORIES

North America
Canada

Latin America and Caribbean Islands
Brazil
Argentina
Peru
Chile
Mexico
Costa Rica
El Salvador
Guatemala
Honduras
Nicaragua
Panama
Dominican Republic
Belize
Venezuela
Colombia
Ecuador
Bolivia
Guyana
Paraguay
Suriname
Uruguay
Antigua & Barbuda
Bahamas
Barbados
Cuba
Dominica
Grenada
Haiti
Jamaica
Saint Kitts and Nevis
Saint Lucia
Saint Vincent and the Grenadines
Trinidad & Tobago

Asia Pacific
Australia
New Zealand
India
Sri Lanka/Bangladesh
Korea
Malaysia
Philippines
Singapore
Thailand
Pakistan
Afghanistan
Bhutan
Brunei Drussalam
Cambodia
Fiji
Kiribati
Lao People’s DR
Maldives
Marshall Islands
Micronesia
Myanmar
Nauru
Nepal
Palau
Papua New Guinea
Samoa
Solomon Islands
Timor Leste
Tonga
Tuvalu
Vanuatu
Viet Nam

EEMEA – except Russia and Turkey
Egypt
Saudi Arabia
United Arab Emirates
Kuwait
Bahrain
Qatar
Oman
Algeria
Morocco
Tunisia

EEMEA (cont’d):
Iran
Yemen/Sudan
Libya
Lebanon
Syria
Jordan
Iraq
Ukraine
Israel
Peoples Republic of Mongolia
South Africa
Lesotho
Transkei
Swaziland
Angola
Mozambique
Zambia
Zimbabwe (Rhodesia)
Malawi
Guinea Bissau
Ethiopia
Sao Tome & Principe
Equatorial Guinea
Botswana
Eritrea
Kenya
Tanzania
Uganda
Somalia
Nigeria
Seychelles
Pemba Island
Socotra
Namibia (South West Africa)
Cape Verde
Gambia
Ghana
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